UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Oriental Financial Group Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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March 10, 2011
Dear Shareholder:
You are cordially invited to attend our annual meeting of shareholders, which will be held at our main executive office located at the Oriental Center, Professional Offices Park, 997 San Roberto Street, 8th Floor, San Juan, Puerto Rico, on Wednesday, April 27, 2011. The meeting will begin promptly at 10:00 a.m. (EST).
Details of the business to be conducted at the annual meeting are given in the attached notice of annual meeting and proxy statement. Only shareholders of record as of March 4, 2011, are entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements thereof.
Your vote is important. Please review the enclosed proxy statement and complete, sign and return your proxy card promptly in the accompanying reply envelope, even if you plan to attend the meeting.
If you attend the meeting, you must show at the entrance to the meeting proof of ownership of our shares of common stock, such as a broker’s statement showing the shares held by you, and a proper identification card. If your shares are not registered in your own name and you plan to attend the meeting and vote your shares in person, you must contact your broker or agent in whose name your shares are registered to obtain a broker’s proxy issued in your name and bring it to the meeting in order to vote. Remember that you may also vote by telephone or over the Internet. For more details and instructions, please refer to the enclosed proxy statement and proxy card.
We look forward to seeing you at the annual meeting.
Sincerely,

José J. Gil de Lamadrid
Chairman

ORIENTAL FINANCIAL GROUP INC.
P.O. Box 195115
San Juan, Puerto Rico 00919-5115
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 27, 2011
Notice is hereby given that the annual meeting of shareholders of Oriental Financial Group Inc. (the “Company”), a financial holding company and corporation organized under the laws of the Commonwealth of Puerto Rico, is scheduled to be held at Oriental Center, Professional Offices Park, 997 San Roberto Street, 8th Floor, San Juan, Puerto Rico, commencing at 10:00 a.m. (EST) on Wednesday, April 27, 2011, to consider and vote upon the following matters described in this notice and the accompanying proxy statement:
1.	To elect one director for a two-year term expiring at the 2013 annual meeting of shareholders and when his successor is duly elected and qualified, and to elect three directors for a three-year term expiring at the 2014 annual meeting of shareholders and when their successors are duly elected and qualified;

2.	To provide an advisory vote on executive compensation;

3.	To provide an advisory vote on the frequency of the vote on executive compensation;

4.	To ratify the selection of the Company’s independent registered public accounting firm for 2011; and

5.	To transact such other business as may properly come before the annual meeting or at any adjournments or postponements thereof. Except with respect to procedural matters incident to the conduct of the annual meeting, the Company is not aware of any other business to be brought before the annual meeting.
These matters are described more fully in the accompanying proxy statement, which you are urged to read thoroughly. The Company’s Board of Directors recommends a vote “FOR” each of Proposals No. 1, No. 2 and No. 4, and for “3 Years” in Proposal No. 3. Only shareholders of record at the close of business on March 4, 2011, are entitled to notice of, and to vote at, the annual meeting.
To assure representation at the annual meeting, shareholders are urged to return a proxy as promptly as possible either by voting through the Internet or telephone, or by signing, dating and returning a proxy card in accordance with the enclosed instructions. Any shareholder attending the annual meeting may vote in person even if he or she previously returned a proxy.
In San Juan, Puerto Rico, on March 10, 2011.
By order of the Board of Directors,

Carlos O. Souffront
Secretary

ORIENTAL FINANCIAL GROUP INC.

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON WEDNESDAY, APRIL 27, 2011
     This proxy statement contains important information related to the annual meeting of shareholders of Oriental Financial Group Inc. (the “Company”) to be held on Wednesday, April 27, 2011 at 10:00 a.m. (EST), at its main executive office located at Oriental Center, Professional Offices Park, 997 San Roberto Street, 8th Floor, San Juan, Puerto Rico, or any adjournments or postponements thereof. This proxy statement and the accompanying proxy card are expected to be made available to shareholders on or about March 10, 2011.
GENERAL QUESTIONS ABOUT THE ANNUAL MEETING
What information is contained in this proxy statement?
     The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our Board of Directors and its committees, the compensation of our directors and executive officers, and other required information.
Who is soliciting my vote?
     Our Board of Directors is soliciting your vote at the annual meeting.
Who will bear the costs of soliciting proxies for the annual meeting?
     This solicitation of proxies is made on behalf of our Board of Directors, and we will bear the costs of solicitation. The expense of preparing, assembling, printing and mailing this proxy statement and the materials used in this solicitation of proxies also will be borne by us. It is contemplated that proxies will be solicited principally through the mail, but our directors, officers and employees may solicit proxies personally or by telephone. Upon request, we will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for distributing these proxy materials to our shareholders.
What is the purpose of the annual meeting?
     At the annual meeting, shareholders will act upon the matters outlined in the accompanying notice of annual meeting of shareholders, including the election of four directors, the advisory vote related to executive compensation, the advisory vote on the frequency of the vote on executive compensation, the ratification of the selection of our independent registered public accounting firm for 2011, and the transaction of any other business that may properly come before the meeting or any adjournments or postponements thereof. Proxies solicited hereby may be exercised only at the annual meeting, including any adjournments or postponements thereof, and will not be used for any other purpose.
Who is entitled to vote?
     Only shareholders of record at the close of business on the record date, March 4, 2011, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any adjournments or postponements thereof. As of the close of business on March 4, 2011, there were 45,793,048 shares of our common stock outstanding.

What is the difference between a holder of record and a beneficial owner of shares held in street name?
     Holder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the holder (or shareholder) of record with respect to those shares. As a holder of record, you should have been furnished this proxy statement and a proxy card directly by us.
     Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a securities broker, bank or other similar organization acting as a nominee, then you are considered the beneficial owner of shares held in “street name.” The organization holding your account is considered the holder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. Accordingly, you should have been furnished this proxy statement and a voting instruction form by that organization.
How can I vote?
     Holder of Record. If you are a holder of record, you may vote either in person at the annual meeting, via the Internet (by following the instructions provided on the proxy card), by telephone (by calling the toll free number found on the proxy card), or by mail (by filling out the proxy card and returning it in the reply envelope provided).
     Beneficial Owner of Shares Held in Street Name. If you hold your shares in “street name,” you should receive a voting instruction form from your securities broker, bank or other similar organization acting as a nominee asking you how you want to vote your shares. If you do not, you should contact your securities broker, bank or other similar organization acting as a nominee and obtain a voting instruction form from them. If you plan to attend the annual meeting and vote your shares in person, you must contact the securities broker, bank or other similar organization acting as a nominee in whose name your shares are registered to obtain a broker’s proxy issued in your name and bring it to the annual meeting in order to vote.
How many votes do I have?
     Each outstanding share of our common stock entitles its holder to cast one vote on each matter to be voted upon, except with respect to the election of directors in which you may cumulate your votes.
     Pursuant to our certificate of incorporation and by-laws, you have the right to cumulate your votes at annual meetings in which more than one director is being elected. Cumulative voting entitles you to a number of votes equal to the number of shares of common stock held by you multiplied by the number of directors to be elected. As a holder of our shares of common stock, you may cast all or any number of such votes for one nominee or distribute such votes among any two or more nominees as you desire. Thus, for example, for the election of the four nominees being considered at this annual meeting, a shareholder owning 1,000 shares of our common stock is entitled to 4,000 votes and may distribute such votes equally among the nominees for election, cast them for the election of only one of such nominees, or otherwise distribute such votes as he or she desires.
     If you return an executed proxy but do not expressly indicate that your votes should be cumulated in a particular fashion, the votes represented by your proxy will be distributed equally among the four nominees designated by our Board of Directors or in such other fashion as will most likely ensure the election of all the nominees.
How does our Board of Directors recommend that I vote?
     Our Board of Directors recommends that you vote “FOR” the election of each nominee to the Board; “FOR” the advisory vote related to the compensation of our executives; for “3 Years” regarding the frequency of the advisory vote on executive compensation; and “FOR” the ratification of our independent registered public accounting firm for 2011.

     Each proxy also confers discretionary authority on our Board of Directors to vote the proxy with respect to: (i) the approval of the minutes of the last annual meeting of shareholders; (ii) the election of any person as director if any nominee is unable to serve or, for good cause, will not serve; (iii) matters incident to the conduct of the annual meeting; and (iv) such other matters as may properly come before the annual meeting. Except with respect to procedural matters incident to the conduct of the annual meeting, we are not aware of any business that may properly come before the meeting other than those matters described in this proxy statement. However, if any other matters should properly come before the annual meeting, it is intended that proxies solicited hereby will be voted with respect to those other matters as recommended by our Board of Directors or, if no recommendation is given, in accordance with the judgment of the proxy holders.
What constitutes a quorum at the annual meeting?
     The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting us to hold the meeting. As of the record date, 45,793,048 shares of our common stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining quorum. A “broker non-vote” occurs when a securities broker, bank or other nominee indicates on the proxy card that it does not have discretionary authority to vote on a particular matter. Votes cast by proxy will be counted by Broadridge Financial Solutions, Inc., an independent third party. We urge you to vote by proxy even if you plan to attend the meeting, so that we will know as soon as possible that enough votes will be present for us to hold the meeting.
How do I vote?
     You can vote either in person at the meeting or by proxy even if you plan to attend the meeting. If you complete and properly sign the accompanying proxy card and return it in the enclosed reply envelope, it will be voted as you direct. If you are a shareholder of record and attend the meeting, you may deliver your completed proxy card in person. Alternatively, in lieu of signing the accompanying proxy card and returning it in the enclosed reply envelope, shareholders of record can vote their shares over the Internet, or by calling a specially designated telephone number. Internet and telephone voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to provide their voting instructions and to confirm that their instructions have been recorded properly. Specific instructions for shareholders of record who wish to use the Internet or telephone voting procedures are set forth in the enclosed proxy card.
     Beneficial owners of shares held in “street name” who wish to vote at the meeting will have to obtain a proxy from the securities broker, bank or other nominee that holds their shares. Such beneficial owners may vote their shares by telephone or the Internet if the brokers, banks or other nominees that hold their shares make those methods available. If that is the case, each broker, bank or other nominee will enclose instructions with the proxy statement.
     To avoid delays in ballot taking and counting, and in order to ensure that your proxy is voted in accordance with your wishes, we respectfully request that you give your full title when signing a proxy as attorney, executor, administrator, trustee, guardian, authorized officer of an entity, or on behalf of a minor. If shares are registered in the name of more than one shareholder of record, all shareholders of record must sign the proxy card.
Can I change my vote after I return my proxy card?
     Yes. After you have submitted your proxy card, you may change your vote at any time before the proxy is exercised. To do so, just send in a new proxy card with a later date or cast a new vote by telephone or over the Internet, or send a written notice of revocation to the Secretary of our Board of Directors, P.O. Box 195115, San Juan, Puerto Rico 00919-5115, delivered before the proxy is exercised. If you attend the meeting, and want to vote in person, you may request that your previously submitted proxy not be used. Attendance at the meeting will not by itself revoke a previously granted proxy.

What vote is required to approve each item and how are abstentions and broker non-votes treated?
     Action with respect to the election of directors will be taken by a plurality (that is, a majority of the votes cast) of the shares represented in person or by proxy at the annual meeting and entitled to vote. In other words, to be elected, each director nominee must receive more votes cast “FOR” such nominee’s election than votes cast “WITHHOLD AUTHORITY” for such nominee’s election. Abstentions and broker non-votes will not be counted as either an affirmative vote or a negative vote regarding the election of directors and, therefore, will not have a legal effect on such election.
     For the advisory vote on the compensation of our executives, the advisory vote on the frequency of the vote on executive compensation, the ratification of our independent registered public accounting firm for 2011, and any other item to be voted at the meeting, the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the meeting and entitled to vote will be required for approval. Abstentions will have the same effect as a negative vote, and broker non-votes will not be counted in determining the number of shares necessary for approval.
What happens if I do not give specific voting instructions?
     Holder of Record. If you are a holder of record and you sign and return a proxy card without giving specific instructions, then the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.
     Beneficial Owner of Shares Held in Street Name. If you are a beneficial owner of shares held in “street name” and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform us that it does not have the authority to vote on such matter with respect to your shares (that is, a “broker non-vote”). Except for the ratification of our independent registered public accounting firm for 2011, we believe that each of the other proposals set forth in this proxy statement will be considered non-routine under the rules of the New York Stock Exchange (which apply to brokers), and therefore, there could be broker non-votes on such proposals.
What happens if the annual meeting is adjourned or postponed?
     Your proxy will still be valid and may be voted at the adjourned or postponed meeting. You will still be able to change or revoke your proxy before it is exercised.
How can I obtain directions to attend the annual meeting?
     If you need directions to be able to attend the annual meeting and vote in person, please visit our website at www.orientalfg.com or contact Anreder & Company, our investor relations firm, at (212) 532-3232 or (800) 421-1003; email: ofg@anreder.com.
PROPOSAL 1: ELECTION OF DIRECTORS
     Our by-laws provide that the Board of Directors will consist of such number of directors as fixed from time to time by resolution of the Board. The number of directors, as established by resolution, is presently nine. Our articles of incorporation and by-laws also provide that the Board of Directors will be divided into three classes of directors as nearly equal in number as possible. The members of each class are to be elected for a term of three years and until their successors are duly elected and qualified. Only one class of directors is to be elected annually.

     There are no arrangements or understandings between us and any person pursuant to which such person has been elected as a director. No director is related to any of our directors or executive officers, by blood, marriage or adoption (excluding those that are more remote than first cousin).
     Josen Rossi has been nominated by our Board of Directors for election as a director for a two-year term expiring in 2013. Juan C. Aguayo, Pablo I. Altieri, and Francisco Arriví have been nominated by our Board of Directors for election as directors for a three-year term expiring in 2014. Set forth below is certain information with respect to each nominee.
     Josen Rossi (Age 52) — Mr. Rossi has been a director of the Company since August 2008 (including a term as a director of Oriental Bank and Trust) and is a member of the Corporate Governance and Nominating Committee. He is the Chairman of the Board of Directors and majority owner of Aireko, a multi-enterprise construction group doing business in Puerto Rico and the Caribbean since 1963. Mr. Rossi has managed civil, institutional and industrial jobs for Aireko since 1980. He has also directed the development of Aireko’s computerized estimating, cost control, and management systems. Today, he chairs the boards of three construction services companies in Puerto Rico and one in Florida. Mr. Rossi is also an officer of a metal products manufacturer in the industry and has been actively involved as an officer or director in several community and industry associations locally and abroad such as the Puerto Rico Manufacturer’s Association, the Aireko Foundation, the Associated General Contractors (Puerto Rico chapter), the Construction Cluster of Puerto Rico, and the Young Presidents Organization (Puerto Rico chapter). He is the former chair of the Puerto Rico Manufacturer’s Association, where he also previously served as vice president and director.
     Our Corporate Governance and Nominating Committee recommended Mr. Rossi as a nominee, and our Board of Directors concluded that he should continue to serve as a director of the Company. The Board based its conclusion on his vast management experience in the construction and manufacturing industries and his participation in local business and trade associations.
     Juan C. Aguayo, P.E., M.S.C.E., (Age 47) — Mr. Aguayo has been a director of the Company since 2004 (including terms as a director of Oriental Bank and Trust) and is the Chairman of its Corporate Governance and Nominating Committee and a member of the Audit and Compliance Committee. He is President and Chief Executive Officer of DBM Group, LLC since 2010, a design-build-maintenance fully integrated service company for the delivery of institutional and industrial capital projects in Puerto Rico. He has served as the President and Chief Executive Officer of Structural Steel Works, Inc., Bayamón, Puerto Rico, a specialty construction company, since 2002, where he previously served as Executive Vice President and Chief Operating Officer. He is also President and CEO of Structural Steel Mfg., Inc., a fabricator of steel buildings and bridges, since 1986, and of SSW Realty, Inc., an industrial real estate investment company, since 2002. Prior to his tenure at SSW Realty, Mr. Aguayo worked as Director of Construction & Development of Development Company of the Americas LLC, Denver, Colorado, in charge of their projects portfolio in Mexico. He has also served on the Boards of Directors of several non-profit organizations, including the Board of Directors of the Associated General Contractors of America, Puerto Rico Chapter (1997 and 2003), and the Board of Trustees of the Sacred Heart University, San Juan, Puerto Rico (2006 to 2011).
     Our Corporate Governance and Nominating Committee recommended Mr. Aguayo as a nominee, and our Board of Directors concluded that he should continue to serve as a director of the Company. The Board based its conclusion on his specialized knowledge and experience, and his success as a CEO, in the construction and manufacturing industries and his participation in business associations, which may be valuable towards identifying and evaluating business risks and opportunities for the Company.

     Pablo I. Altieri, M.D. (Age 67) — Dr. Altieri has been a director of the Company since 1990 (including terms as a director of Oriental Bank and Trust) and is a member of its Corporate Governance and Nominating Committee. He is a cardiologist and a Professor of Medicine and Physiology at the University of Puerto Rico, School of Medicine. Dr. Altieri is a member of the Board of Directors of TUTV (PR Broadcasting Studios), and Director of the Board of Catastrophic Fund of Puerto Rico. He is also a member of the American Heart Association, American College of Cardiology, European Society of Cardiology, American Federation of Clinical Research, Muscle Society, and American Electrophysiology Society.
     Our Corporate Governance and Nominating Committee recommended Mr. Altieri as a nominee, and our Board of Directors concluded that he should continue to serve as a director of the Company. The Board based its conclusion on his professional experience as a medical doctor which may assist the Company in maximizing business opportunities with professionals in the health services industry, one of the local markets targeted by the Company.
     Francisco Arriví (Age 65) — Mr. Arriví has been a director of the Company since 1998 (including terms as a director of Oriental Bank and Trust) and is a member of its Audit and Compliance Committee and Compensation Committee. Mr. Arriví has been the President and Chief Executive Officer of Pulte Homes International Caribbean Corp., San Juan, Puerto Rico, a subsidiary of Pulte Corporation (a publicly traded company), since March 1999. He was the President and Chief Executive Officer and a director of Interstate General Properties, LP, S. E., San Juan, Puerto Rico, a subsidiary of Interstate General Company, LP, a publicly traded company, after having served as the Vice President and Chief Financial Officer from 1990 to 1995. Mr. Arriví was also Vice President and Manager of the Real Estate Department of The Chase Manhattan Bank, N. A., San Juan, Puerto Rico, from 1985 to 1990. He served as a Director of American Communities Property Trust, San Juan, Puerto Rico, a publicly traded company, from 1998 to 1999. From August 2000 to May 2001, he served as a director of the Puerto Rico Aqueduct and Sewer Authority (a Puerto Rico government instrumentality). He has served as a director of the Museo de Las Américas (a non-profit art museum in San Juan, Puerto Rico) since 2005. He is also a former director of the Puerto Rico Convention Center District Authority (a Puerto Rico government instrumentality).
     Our Corporate Governance and Nominating Committee recommended Mr. Arriví as a nominee, and our Board of Directors concluded that he should continue to serve as a director of the Company. The Board based its conclusion on his prior experience with subsidiaries of publicly traded companies, his experience as a director of two major Puerto Rico public instrumentalities, and his extensive financial and managerial expertise, which make him highly qualified to fulfill his responsibilities as a director of the Company.
     If any person named as a nominee is unable or unwilling to stand for election at the time of the annual meeting, the proxy holders will nominate and vote for a replacement nominee or nominees recommended by our Board of Directors. At this time, the Board knows of no reason why any of the nominees listed above may not be able to serve as a director if elected.
Our Board of Directors recommends that you vote “FOR” the election of each nominee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth information as to our shares of common stock beneficially owned, as of December 31, 2010, by persons known to us to be beneficial owners of more than 5% of the outstanding shares. The information is based upon filings made by such persons or entities pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Name and Address of	Amount and Nature of
Beneficial Owner	Beneficial Ownership (#)	Percent of Class[1]

Wellington Management Company, LLP 280 Congress Street Boston, MA 02109-1809	4,566,403	9.85%

Advisory Research, Inc. Two Prudential Plaza 180 North Stetson Avenue - 5500 Chicago, IL 60601-6716	3,211,406	6.93%

Fidelity Management & Research 245 Summer Street, 11th Floor Boston, MA 02210-1133	3,187,704	6.88%

Jacobs Asset Management, LLC 11 East, 26th Street — 1900 New York, NY 10010	3,072,100	6.63%

BlackRock Institutional Trust Company, N.A. 400 Howard Street San Francisco, CA 94105-2618	2,412,167	5.20%

1.	This percentage is calculated on the basis of the total number of our shares of common stock outstanding as of December 31, 2010, which is 46,348,667.

     The following tables set forth information as to the number of our shares of common stock and serial preferred stock beneficially owned as of January 31, 2011, by (i) the directors; (ii) the Chief Executive Officer, Chief Financial Officer, and three most highly compensated executive officers, other than the Chief Executive Officer and Chief Financial Officer, who were serving as executive officers on December 31, 2010 (collectively, the “Named Executive Officers” or “NEOs”); and (iii) the directors and executive officers, including the Named Executive Officers, as a group. The information is based upon filings made by such individuals pursuant to the Exchange Act, and information furnished by each of them.

	Amount and Nature of
	Beneficial Ownership		Percent of
Name of Beneficial Owner	of Common Stock (#)		Common Stock[1]

Directors

José J. Gil de Lamadrid	19,033	[2]	—
José Rafael Fernández	336,134	[3]	—
Juan C. Aguayo	30,083	[4]	—
Pablo I. Altieri	51,990	[5]	—
Francisco Arriví	13,881	[6]	—
Julian S. Inclán	118,107		—
Rafael Machargo Chardón	10,000		—
Pedro Morazzani	6,450	[7]	—
Josen Rossi	203,689	[8]	—

1.	Unless otherwise indicated, each of the persons named in the table beneficially holds less than 1% of the outstanding shares of common stock. This percentage is calculated on the basis of the total number of our shares of common stock outstanding as of January 31, 2011, which is 46,355,045.

2.	This amount includes 7,200 shares that he may acquire upon the exercise of stock options that are exercisable or that will become exercisable within 60 days and 1,000 restricted stock units that are subject to a restricted period that will lapse within 60 days.

3.	This amount includes 151,064 shares that he may acquire upon the exercise of stock options that are exercisable or that will become exercisable within 60 days and 6,000 restricted stock units that are subject to a restricted period that will lapse within 60 days. It also includes 5,528 shares that he owns through our 401(k)/1081.01(d) Plan, 30,000 shares held in his deferred compensation trust, and 7,000 shares owned by his spouse.

4.	This amount includes 2,200 shares that he may acquire upon the exercise of stock options that are exercisable or that will become exercisable within 60 days and 1,000 restricted stock units that are subject to a restricted period that will lapse within 60 days.

5.	This amount includes 8,609 shares that he may acquire upon the exercise of stock options that are exercisable or that will become exercisable within 60 days and 1,000 restricted stock units that are subject to a restricted period that will lapse within 60 days.

6.	This amount includes 7,475 shares that he may acquire upon the exercise of stock options that are exercisable or that will become exercisable within 60 days and 1,000 restricted stock units that are subject to a restricted period that will lapse within 60 days. It also includes 1,400 shares owned by his spouse.

7.	This amount includes 250 shares that he may acquire upon the exercise of stock options that are exercisable or that will become exercisable within 60 days and 1,000 restricted stock units that are subject to a restricted period that will lapse within 60 days.

8.	This amount includes 1,700 shares owned by his daughter.

	Amount and Nature of
	Beneficial Ownership		Percent of
Name of Beneficial Owner	of Common Stock (#)		Common Stock[9]

Named Executive Officers

José Rafael Fernández	336,134	[10]	—
José Ramón González	0		—
Julio R. Micheo	31,107	[11]	—
Norberto González	61,947	[12]	—
Ganesh Kumar	66,892	[13]	—

Directors and Executive Officers as a Group[14]	969,688		2.09%

9.	See note 1 above.

10.	See note 3 above.

11.	This amount includes 28,250 shares that he may acquire upon the exercise of stock options that are exercisable or that will become exercisable within 60 days and 2,857 restricted stock units that are subject to a restricted period that has lapsed or will lapse within 60 days.

12.	This amount includes 547 shares that he owns through our 401(k)/1081.01(d) Plan. It also includes 46,600 shares that he may acquire upon the exercise of stock options that are exercisable or that will become exercisable within 60 days and 2,800 restricted stock units that are subject to a restricted period that will lapse within 60 days.

13.	This amount includes 7,092 shares that he owns through our 401(k)/1081.01(d) Plan. It also includes 54,500 shares that he may acquire upon the exercise of stock options that are exercisable or that will become exercisable within 60 days and 2,800 restricted stock units that are subject to a restricted period that will lapse within 60 days.

14.	The group consists of 18 persons including all directors, Named Executive Officers, and executive officers who are not directors.

	Amount and Nature of
	Beneficial Ownership	Percent of
Name of Beneficial Owner	of Series A Preferred Stock (#)	Series A Preferred Stock[1]

Named Executive Officers

Ganesh Kumar	2,000 [2]	—

Directors and Executive Officers as a Group[3]	2,000	—

1.	Unless otherwise indicated, each of the persons named in the table beneficially holds less than 1% of the outstanding shares of common stock.

2.	These shares are held in his deferred compensation trust.

3.	The group consists of 18 persons including all directors, Named Executive Officers, and executive officers who are not directors.
     For purposes of the foregoing tables, beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which shares are deemed to be beneficially owned by a person if he or she directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote or direct the voting of the shares, and/or the power to dispose or direct the disposition of the shares, whether or not he or she has any economic interest therein. Unless otherwise indicated in the foregoing tables, the named beneficial owner has sole voting and investment power with respect to the shares, subject, in the case of those directors and officers who are married, to the marital community property laws of Puerto Rico. Under Rule 13d-3, a person is deemed to have beneficial ownership of any shares of common stock which he or she has a right to acquire within 60 days, including, without limitation, pursuant to the exercise of any option, warrant or right. Shares of common stock which are subject to such options or other rights of acquisition are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned by such person, but are not deemed outstanding for the purpose of computing the percentage of common stock owned by any other person.
INFORMATION WITH RESPECT TO CERTAIN DIRECTORS AND
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
     Set forth below is certain information with respect to each director whose term continues.
Directors whose terms expire in 2012
     Julian S. Inclán (Age 63) — Mr. Inclán has been a director of the Company since August 2008 (including terms as a director of Oriental Bank and Trust) and is the Chairman of its Compensation Committee. He previously served as a director of the Company from 1995 to 2006. He has been the President of American Paper Corporation, San Juan, Puerto Rico, a distributor of fine papers, office supplies and graphic art supplies, since September 1994. Mr. Inclán has served as Managing General Partner of Calibre, S. E., a real estate investment company, since 1991, and as President of Inclán Realty, San Juan, Puerto Rico, a real estate development company, since 1995. He has also been the President of Inmac Corporation, San Juan, Puerto Rico, a leasing and investment company that is currently inactive, since 1989.
     Our Board of Directors concluded that Mr. Inclán should serve as a director of the Company. The Board based its conclusion on his prior experience as a director of the Company and in managing his distribution and real estate businesses, which may assist the Company in evaluating diverse business opportunities.
     Rafael Machargo Chardón, Esq. (Age 66) — Mr. Machargo Chardón has been a director of the Company since August 2008 (including terms as a director of Oriental Bank and Trust) and is a member of its Compensation Committee. Since 1997, he has been the Managing Partner of Machargo Chardon & Assoc., a law firm concentrating in civil litigation, construction, banking, insurance, real estate and corporate law. From 1992 to 1997, he served as the Managing Partner of Machargo, Del Valle & De la Rosa, a law firm engaged in civil litigation and in banking, real estate, insurance, commercial, and construction law. From 1977 to 1992, Mr. Machargo had his own law firm concentrating in commercial law, construction law, contracts, banking, real estate, insurance law and litigation. From 1975 to 1977, he was a partner of the law firm Dubón & Dubón, where from 1974 to 1977, he was a litigation attorney concentrating in civil cases, contracts, banking, real estate, corporate, and insurance law. Mr. Machargo is the Chairman of the Board of Directors and CEO of Bosque Llano Development, Corp. and Marfran Development, Corp., each a real estate development company in Puerto Rico.
     Our Board of Directors concluded that Mr. Machargo Chardón should serve as a director of the Company. The Board based its conclusion on his legal experience in the corporate, banking and real estate fields, which may assist the Company in identifying and managing its legal risks and business opportunities.
     Pedro Morazzani, C.P.A., C.V.A., C.F.E. (Age 58) — Mr. Morazzani has been a director of the Company since 2006 (including terms as a director of Oriental Bank and Trust), and is the Chairman of its Audit and Compliance Committee. Mr. Morazzani is a Certified Public Accountant, Certified Valuation Analyst and Certified Fraud Examiner. He is a partner of the accounting firm Zayas, Morazzani & Co., San Juan, Puerto Rico. Mr. Morazzani is also the President of the Puerto Rico Chapter of the National Association of Certified Valuation Analysts.

Previously, he was a Senior Manager at Peat, Marwick, Mitchell & Co. (presently known as KPMG LLP) in San Juan, Puerto Rico. He also served as the President of the Peer Review Committee of the Puerto Rico Society of Certified Public Accountants. He is very active in providing litigation support, consulting, forensic, and business valuation services. As such, he has been designated by courts to serve as a commissioner and as a designated valuator. Throughout the years, he has been involved in providing specialized services, such as forensic analysis, to the Puerto Rico and United States governments, including the Office of the Commissioner of Financial Institutions of Puerto Rico and the U.S. Marshals Service. Mr. Morazzani has been an instructor at various seminars on technical matters, including business valuations of private businesses, fraud, litigation support, and audit and accounting matters.
     Our Board of Directors concluded that Mr. Morazzani should serve as a director of the Company. The Board based its conclusion on his extensive accounting and financial expertise, which make him highly qualified to serve on the Board and its Audit and Compliance Committee.
Directors whose terms expire in 2013
     José J. Gil de Lamadrid, C.P.A. (Age 55) — Mr. Gil de Lamadrid has been a director of the Company since 2005 (including terms as a director of Oriental Bank and Trust) and the Chairman of its Board of Directors since 2006. He is also an ex officio member of all the committees of our Board of Directors and Chairman of the Boards of Directors of the Company’s principal subsidiaries, including Oriental Bank and Trust, Oriental Financial Services Corp., Oriental Insurance Inc., and Caribbean Pension Consultants, Inc. From January 2005 to October 2006, he served as the Chairman of our Audit and Compliance Committee. Mr. Gil de Lamadrid is a Certified Public Accountant with significant experience in administration and international public accounting. He occupied several leadership positions, including office managing partner, of an international accounting firm, where he worked from 1976 to 2003. During this time, he served for three years at the firm’s executive offices in New York. He was a member of the Board of Directors and Audit Committee of Great American Life Assurance Company of Puerto Rico from September 2003 to January 2005, and several not-for-profit organizations throughout the years. Mr. Gil de Lamadrid has been an instructor at several international and local seminars on corporate accounting and business administration. Since 2003, he is the co-owner of Office Zone, Inc., a family-owned private business that distributes office supplies in Puerto Rico.
     Our Board of Directors concluded that he should serve as a director of the Company. The Board based its conclusion on his leadership and accomplishments as the Non-Executive Chairman of our Board and his extensive experience spanning 33 years in international public accounting and providing accounting and business consulting services to financial services companies, including banks, investment companies and insurance companies. Additionally, his prior service as a director and audit committee member of a subsidiary of a publicly traded financial services company and as managing partner of the Puerto Rico office of an international accounting firm make him exceptionally qualified to continue to lead the Board in overseeing its functions and business objectives. Moreover, his independence of thought and judgment at the policy-making level has contributed to the achievement of our long-term goals.
     José Rafael Fernández (Age 47) — Mr. Fernández has been the President and Chief Executive Officer and a director of the Company since 2004 (including terms as a director of Oriental Bank and Trust). He is also the Vice Chairman of our Board of Directors and of the Boards of Directors of our principal subsidiaries, including Oriental Bank and Trust, Oriental Financial Services Corp., and Oriental Insurance Inc., and the President of our subsidiaries. Since joining the Company in 1991, Mr. Fernández has managed each of our core businesses, including playing a major role in the Company’s leadership in trust and retirement services in Puerto Rico. Previously, he was an investment executive at various United States and international investment and wealth management firms. He holds a Bachelor of Science degree from the University of Notre Dame and a Masters of Business Administration from the University of Michigan. Mr. Fernández was appointed as a member of the Community Depository Institutions Advisory Council established recently by the Federal Reserve Bank of New York to provide information and insight from the perspective of community depository institutions. He and his wife chair the Puerto Rico Center for Social Concerns, a local non-profit organization that recruits volunteers from the University of Notre Dame to work in poor communities in Puerto Rico. Mr. Fernández is also a member of the Advisory Council of the University of Notre Dame’s Mendoza Business School and serves as a trustee of Sacred Heart University in Santurce, Puerto Rico. He formerly served as a director on the boards of the Puerto Rico Manufacturers Association and of the Puerto Rico Conservation Trust.
     Our Board of Directors concluded that he should serve as a director of the Company. The Board based its conclusion on his extensive knowledge and experience in our business and operations, his 26 years of experience in the financial services industry, and his instrumental role in our continued success. Under his leadership, we have achieved important business goals, including the acquisition of Eurobank in an FDIC-assisted transaction. As our CEO and Vice Chairman, Mr. Fernández has consistently demonstrated an ability to exercise sound business judgment and prudent management skills. Furthermore, his active involvement in community and civic affairs represents an ethical character that we seek in our leaders and company culture.
Executive officers who are not directors
     The following information is provided with respect to the executive officers who do not serve on our Board of Directors. There are no arrangements or understandings pursuant to which any of the following executive officers was selected as an officer of the Company. No executive officer is related to any of our directors or executive officers, by blood, marriage or adoption (excluding those that are more remote than first cousin).
     José Ramón González, Esq. (Age 56) — Mr. González is our Senior Executive Vice President in charge of Banking and Corporate Development. Mr. González most recently served as a member of the Board of Directors of Santander BanCorp. (NYSE: SBP) since 2000. From 2002 to 2008 he was Vice Chairman of the Board, President and CEO of Santander BanCorp. Having joined Santander in 1996 as President and CEO of its securities broker-dealer, he was named Senior Executive Vice President and Chief Financial Officer of the holding company in 2001. Mr. González remains a member of the Board of Directors of the Federal Home Loan Bank of New York, which he joined in 2004, and its Vice Chairman since 2008. In 1983, Mr. González began his career in banking as Vice President, Investment Banking, for Credit Suisse First Boston, and later, from 1989 until 1995, as President and CEO of its Puerto Rico subsidiary. He served as President and CEO of the Government Development Bank for Puerto Rico, the Puerto Rico government’s fiscal agent, from 1986 to 1989. He received a B.A. in Economics from Yale University and an M.B.A. and Juris Doctor from Harvard University. He is a past President of the Puerto Rico Bankers Association and the Securities Industry Association of Puerto Rico.
     Julio Micheo, C.P.A. (Age 51) — Mr. Micheo is our Senior Executive Vice President and Chief Investment Strategist. He was our Treasurer and Chief Investment Officer from December 2006 through September 2010. He was Executive Vice President and Treasurer of Doral Financial Corporation, where, from February 2005 to August 2006, he was in charge of investments, funding and hedging, in addition to all mortgage secondary market activities, and a member of Doral’s ALCO. He joined Doral in May 1998, becoming President and member of the Board of Directors of its Doral Securities subsidiary in 2002, also serving as Vice President of Doral’s co-sponsored $400 million Puerto Rico GNMA closed-end mutual fund. Prior to Doral, Mr. Micheo was Senior Vice President of PaineWebber of Puerto Rico (now part of UBS) for four years, where he started and headed the Financial Institutions Taxable Fixed Income Sales Desk; Vice President of The First Boston Corporation investment banking firm (now part of Credit Suisse) for eight years, where he supervised development and marketing of strategies and products to institutional investors in Puerto Rico; and auditor-in-charge and tax specialist in San Juan with the accounting firm of Peat, Marwick, Mitchell & Company (now part of KPMG LLP) for four years, where his clients included large financial institutions. He holds a Bachelor of Science in Business Administration, Summa Cum Laude, from Saint Joseph’s University, Philadelphia.
     Norberto González, C.P.A., J.D. (Age 52) — Mr. González is our Executive Vice President and Chief Financial Officer. Before joining the Company in March 2003, he was Executive Vice President and Risk Management Director of Banco Bilbao Vizcaya Argentaria (BBVA) Puerto Rico, a wholly owned subsidiary of Spain’s second largest bank. He was Senior Vice President of Credit Administration of PonceBank (a publicly held financial institution acquired by BBVA in 1998) from 1992 to 1998. He started his professional career at Peat Marwick

Mitchell & Co. (now KPMG LLP), where he worked from 1980 to 1992, becoming a Senior Manager specializing in audit and consulting services to financial institutions. Mr. González graduated magna cum laude in 1980 from the University of Puerto Rico, where he obtained a bachelor’s degree in Business Administration with a major in Accounting. In 2001, he earned a Juris Doctor from the University of Puerto Rico’s School of Law. Mr. González is a member of the Puerto Rico Society of Certified Public Accountants and the American Institute of Certified Public Accountants.
     Ganesh Kumar (Age 47) — Mr. Kumar is our Executive Vice President, Chief Operating Officer and Chief Risk Officer. He oversees risk management, business line operations, information technology, human resources, strategic planning and marketing functions with a focus on continuous refinement of growth positioning and execution strategies. Before joining the Company in 2004, he was a director of consulting at Gartner Inc. (NYSE: IT), an industry leading research and advisory firm where he assisted a wide array of financial service companies develop technology-enabled strategies and operational plans to meet desired results. Prior to Gartner, he was a manager at McKesson Corporation (NYSE: MCK) from 1997 to 1999; a planning and technology architect at Intercontinental Hotels Group (NYSE: IHG) from 1995 to 1997; and a consultant to financial services clients worldwide from 1986 to 1995.
     José Gabriel Díaz, Esq. (Age 46) — Mr. Díaz is our First Senior Vice President and Executive Trust Officer. He oversees the management and operations of our Trust Division. He has over 12 years of fiduciary experience serving trust departments of commercial banks. Before joining the Company in March 2004, Mr. Díaz worked with Banco Santander, ABN AMRO Bank and with the law firm of McConnell Valdés, as a tax and employee benefits attorney specializing on ERISA matters. Mr. Díaz was also the President of the Trust Committee of the Puerto Rico Bankers Association from September 2002 to February 2004. Mr. Díaz is an active member of various non-profit groups, including the board of directors of the Puerto Rico Diabetes Association, the Chamber of Commerce, the Puerto Rico Manufacturers Association, the Puerto Rico Bar Association, the Puerto Rico Medical Association, and the Puerto Rico Chapter of the National Alliance for the Mentally Ill. Mr. Díaz holds a Bachelor’s Degree in Economics from Harvard, a Juris Doctor from Tulane Law School, and two Master of Law Degrees in Taxation and Securities Regulation from the Georgetown Law Center. In addition, Mr. Díaz holds a Certificate in ERISA and Employee Benefits Law from the Georgetown Law Center.
     Ramón Rosado, Esq. (Age 47) — Mr. Rosado is our Senior Vice President and Treasurer. Mr. Rosado has 20 years of experience in bank treasury and investment portfolio management. Prior to joining the Company in October 2010, he was the Treasurer and Chief Investment Officer of Westernbank Puerto Rico and Executive Vice President and Treasurer of Banco Bilbao Vizcaya Argentaria Puerto Rico. He served as a member of the Executive Committees and Asset and Liability Management Committees of both banks. Mr. Rosado has a B.S. in Finance from Georgetown University, an M.B.A. in International Business from George Washington University, and a Juris Doctor from the University of Puerto Rico. He is admitted to practice law in Puerto Rico.
     Mari Evelyn Rodríguez (Age 40) — Ms. Rodríguez is our Senior Vice President and Head of Retail Banking. Before joining the Company in July 2006, she worked at Puerto Rico Telephone Company for five years, starting as General Manager for the internet service provider Coqui.net, then Director of Marketing for Verizon Wireless and finally as Vice President of Sales, where she was responsible for sales of wireline and wireless telephony and data products. Mrs. Rodríguez has a Bachelor of Arts degree from Harvard College and an M.B.A. from the University of Michigan at Ann Arbor.
     Tomás Torres (Age 48) — Mr. Torres is our Senior Vice President and Chief Credit Officer. Mr. Torres has over 25 years of experience in the Puerto Rico banking industry, most recently serving as the Executive Vice President of the Workout Loan Division for Banco Santander Puerto Rico and previously as its Chief Credit Officer. He was a Senior Executive Officer for Doral Bank from 2002 until 2006. Mr. Torres began his service with Banco Santander in 1990 as an Assistant Vice President and was steadily promoted until becoming a First Senior Vice President. He commenced his career as a manager trainee at Banco de Ponce, where he eventually attained the position of Commercial Credit Manager. Mr. Torres has a B.B.A. in Management from the Interamerican University of Puerto Rico.

     César A. Ortiz, C.P.A., J.D. (Age 36) — Mr. Ortiz is our Senior Vice President and Controller. He was our Chief Risk Officer from June 2007 through December 2009. Prior to joining the Company, he worked at Doral Financial Corporation as Chief Accounting Officer and Controller. He started his career in the financial services industry at PricewaterhouseCoopers, LLP where he attained the position of Senior Manager. Mr. Ortiz received his Bachelors Degree in Business Administration from the University of Puerto Rico in 1997 and his Juris Doctor from the Interamerican University in 2005. He is a Certified Public Accountant and is licensed to practice law in the Commonwealth of Puerto Rico. Mr. Ortiz is also a Certified Management Accountant, Certified Financial Manager and Certified Bank Auditor.
BOARD INDEPENDENCE, LEADERSHIP STRUCTURE AND RISK OVERSIGHT
     Except for José Rafael Fernández, who is our President and CEO, all of our directors are “independent” pursuant to the corporate governance listing standards adopted by the New York Stock Exchange (“NYSE”) for listed companies. Two directors who resigned in 2010 were also independent while they served on our Board of Directors.
     Our Board of Directors has adopted standards and definitions to assist it in the evaluation of the independence of its members. The standards and definitions adopted by the Board describe various types of relationships that could potentially exist between a director and the Company and sets thresholds at which such relationships would be deemed to be material. If no relationship or transaction exists that would disqualify a director from being independent under such standards and definitions, and no other relationships or transactions exist of a type not specifically mentioned therein that in the Board’s opinion, taking into account all facts and circumstances, would impair a director’s ability to exercise his or her independent judgment, the Board will deem such director to be independent. Such standards and definitions are available on our website at www.orientalfg.com.
     Our corporate leadership structure entails a split in the roles of the Chairman of the Board and the CEO. The position of Board Chairman is held by Mr. Gil de Lamadrid, an independent director, whereas the position of CEO is held by Mr. Fernández. We believe that the separation of the Chairman and CEO positions is the most appropriate structure for us because it (i) promotes a balance of power; (ii) provides a more effective channel for our Board of Directors to express its views on management; (iii) provides our CEO with more independent guidance and feedback on his performance; and (iv) allows our Board of Directors to more effectively monitor corporate governance, risk oversight, and fulfill regulatory requirements. Moreover, such split allows our CEO to focus on leading the Company, while our Chairman can focus on leading the Board.
     Our Board of Directors, the Audit and Compliance Committee, the Compensation Committee, and management’s Asset and Liability Management Committee (the “ALCO Committee”) are actively involved in overseeing the management of the risks involved in our business and operations. However, the Board ultimately determines the level of risk that is acceptable for the Company within general guidelines and regulatory requirements. The Board considers that effective risk management is a fundamental part of good management practice and is committed to maintaining sound risk management systems. To this end, the Board is responsible for adopting several risk policies and reviewing the effectiveness of our risk management program. In order to appropriately discharge their risk oversight functions, the Board, the Audit and Compliance Committee, and the Compensation Committee have access to senior management and the right to consult with and retain independent legal and other advisors at our expense pursuant to our Corporate Governance Principles and Guidelines. The Board and the Audit and Compliance Committee also regularly meet with and receive written reports from senior management, including our Chief Risk Officer and Internal Audit Department, who evaluate significant risk exposures and contribute to our risk management and internal control system. The Compensation Committee assists the Board in ensuring that our compensation program encourages decision-making that is in the best long-term interest of the Company and its shareholders as a whole, and does not encourage excessive or inappropriate risk-taking. Moreover, the ALCO Committee has responsibility for overseeing the management of our assets and liabilities to balance our risk exposures. The principal objective of this committee is to enhance profitability while maintaining appropriate levels of liquidity and interest rate risks. In this regard, it assists and reports to the Board in connection with the monitoring and oversight of such risks and the implementation of the investment policies and objectives adopted by the Board.
COMPENSATION RISK ASSESSMENT
     We believe that our approach to the setting of goals and targets with payouts at multiple levels of performance and the evaluation of annual performance results assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our compensation program reflect sound risk management practices. In this regard, we allocate compensation among base salary and incentive compensation target opportunities in such a way as to not encourage excessive risk-taking. Furthermore, although the performance measures that determine bonus and equity awards for certain business unit leaders are based in part on the goal achievements of their respective business units, the measures that determine payouts for all of our executives include company-wide metrics. Such metrics are given greater weight in the case of NEOs. This is based on our belief that applying company-wide metrics encourages decision-making that is consistent with our philosophy and that is in the best long-term interests of the Company and its shareholders as a whole. Moreover, the mix of equity awards in our incentive program that includes full value awards, such as restricted stock units, also mitigates risk. Finally, the multi-year vesting of our equity awards properly accounts for the time horizon of risk.
BOARD MEETINGS
     Our Board of Directors held nine meetings in 2010 and took several actions by unanimous written consent without a meeting. No incumbent director attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings of Board committees in which he served in that year. Board members are required to attend our annual meeting of shareholders. All Board members then in office attended last year’s annual meeting of shareholders.
EXECUTIVE MEETINGS OF NON-MANAGEMENT DIRECTORS
     Our Board of Directors holds regular meetings of “non-management directors” (that is, directors who are not executive officers of the Company) to promote open discussions and better communication among such directors. José J. Gil de Lamadrid, the Chairman of the Board, has been chosen to preside at such meetings.
BOARD COMMITTEES
     Our Board of Directors has three standing committees: the Audit and Compliance Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee.
     The Audit and Compliance Committee assists our Board of Directors in its oversight of our financial reporting process, internal controls, and legal and regulatory compliance, and meets regularly without management’s presence. It fulfills its oversight responsibilities by reviewing: (a) the integrity of the financial reports and other financial information provided by us to any governmental or regulatory body or to the public; (b) our systems of internal controls regarding finance, accounting, legal and regulatory compliance, and ethics that management and our Board of Directors have established; and (c) our auditing, accounting, and financial reporting processes generally. The members of this committee are Pedro Morazzani, Chairman, Francisco Arriví, Juan Carlos Aguayo, and José J. Gil de Lamadrid, ex officio member. Our Board of Directors has determined that each member of this committee is financially literate or has accounting or related financial management expertise, and that Pedro Morazzani is the “audit committee financial expert,” as such term is defined in Item 407(d)(5) of SEC Regulation S-K. It met ten times in 2010.

     The Audit and Compliance Committee operates pursuant to a written charter that has been approved by our Board of Directors, a current copy of which is available on our website at www.orientalfg.com. All of its members are independent directors as required by the NYSE and the SEC.
     The Compensation Committee discharges the responsibilities of our Board of Directors relating to compensation of our directors and executive officers, and meets regularly without management’s presence. Its general responsibilities are: (a) reviewing and approving corporate goals and objectives relevant to the compensation of the CEO; (b) evaluating the CEO’s performance in light of those goals and objectives; (c) making recommendations to our Board of Directors with respect to CEO, director, and executive officer compensation, incentive and equity-based compensation plans; (d) producing a committee report on executive compensation; and (e) conducting an annual performance evaluation of itself. This committee also administers our equity-based compensation plan and is given absolute discretion to, among other things, construe and interpret the plan; to prescribe, amend and rescind rules and regulations relating to the plan; to select the persons to whom plan awards will be given; to determine the number of shares subject to each plan award; and to determine the terms and conditions to which each plan award is subject. The members of this committee are Julian S. Inclán, Chairman, Francisco Arriví, Rafael Machargo Chardón, and José J. Gil de Lamadrid, ex officio member. It met four times in 2010 and took an action by unanimous written consent without a meeting.
     The Compensation Committee operates pursuant to a written charter that has been approved by our Board of Directors, a current copy of which is available on our website at www.orientalfg.com. All of its members are independent directors as required by the NYSE.
     The Corporate Governance and Nominating Committee assists our Board of Directors by: (a) identifying individuals qualified to become directors consistent with criteria approved by the Board; (b) selecting or recommending that the Board select the director nominees for the next annual meeting of shareholders; (c) developing and recommending to the Board a set of corporate governance principles applicable to us that are consistent with sound corporate governance practices and in compliance with applicable legal, regulatory, or other requirements; (d) monitoring and reviewing any other corporate governance matters which the Board may refer to this committee; and (e) overseeing the evaluation of the Board and management. It meets regularly without management’s presence. The members of this committee are Juan Carlos Aguayo, Chairman, Pablo I. Altieri, Josen Rossi, and José J. Gil de Lamadrid, ex officio member. It met four times in 2010.
     The Corporate Governance and Nominating Committee operates pursuant to a written charter that has been approved by our Board of Directors, a current copy of which is available on our website at www.orientalfg.com. All of its members are independent directors as required by the NYSE.
     Pursuant to our by-laws, no nominations for directors, except those made by our Board of Directors upon the recommendation of the Corporate Governance and Nominating Committee, will be voted upon at the annual meeting unless other nominations by shareholders are made in writing, together with the nominee’s qualifications for service and evidence of his or her willingness to serve on our Board of Directors, and delivered to the Secretary of the Board at least 120 days prior to the anniversary date of the mailing of proxy materials in connection with last year’s annual meeting. Ballots bearing the names of all of the persons nominated by our Board of Directors and by shareholders, if properly made, will be provided for use at the annual meeting. The Corporate Governance and Nominating Committee has not established any specific, minimum qualifications that it believes must be met by a nominee recommended by such committee for a position on our Board of Directors. The committee instead considers general factors, including, without limitation, the candidate’s experience with other businesses and organizations, the interplay of such experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any of its committees.
     The Corporate Governance and Nominating Committee generally identifies qualified candidates on the basis of recommendations made by existing directors or management. There are no differences in the manner in which the committee evaluates nominees for director based on whether the nominee is recommended by a shareholder. The committee will consider potential nominees by management, shareholders or other members of the Board, and develop and evaluate information from a variety of sources regarding the potential nominee before making a decision.
     Pursuant to its charter, the Corporate Governance and Nominating Committee considers diversity, among other factors such as competencies, experience, age and other appropriate qualities, to determine which candidates it recommends to the Board for approval as nominees. The committee focuses mainly on achieving a balance of experience on the Board that represents a cross-section of the local community, including directors with experience in the public and private sector, experience in the medical, legal and accounting professions, and experience in a variety of industries relevant to our business needs. To achieve such balance, the committee annually updates and reviews a Board skills matrix to determine any shortcomings in the diversity and competencies of the Board and to assist in identifying nominees for directors that have the skills and knowledge to strengthen the Board.
CORPORATE GOVERNANCE PRINCIPLES AND GUIDELINES
     We have adopted a set of Corporate Governance Principles and Guidelines to promote the functioning of our Board of Directors and its committees, to protect and enhance shareholder value, and to set forth a common set of expectations as to how the Board, its various committees, individual directors and management should perform their functions. We have also adopted a Code of Business Conduct and Ethics that reaffirms our basic policies of business conduct and ethics for our directors, officers, employees and agents. It consists of basic and general standards of business as well as personal conduct. The Corporate Governance Principles and Guidelines and the Code of Business Conduct and Ethics are available on our website at www.orientalfg.com.
     Any shareholder who desires to contact our Board of Directors or any of its members may do so by writing to: Chairman of the Board, Oriental Financial Group Inc., P.O. Box 195145, San Juan, Puerto Rico 00919-5145. Alternatively, any interested party, including, without limitation, shareholders and employees, may communicate directly with the independent members of the Board or report possible legal or ethical violations, including, without limitation, concerns regarding questionable accounting or auditing matters. Any such interested party may direct his or her written communication or report, anonymously, to the Chairman of the Audit and Compliance Committee. The mailing, postage prepaid, should be marked “confidential” and addressed as follows:

Chairman of Audit and Compliance Committee Oriental Financial Group Inc. P.O. Box 195145 San Juan, Puerto Rico 00919-5145	or	Chairman of Audit and Compliance Committee Oriental Financial Group Inc. Professional Offices Park 997 San Roberto Street, 10th Floor San Juan, Puerto Rico 00926
PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
     As a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was enacted on July 21, 2010, we are required to have a separate non-binding shareholder vote to approve the compensation of our Named Executive Officers at least once every three years. This is commonly known as a “say-on-pay” vote.
     We have in place a comprehensive executive compensation program under the oversight of the Compensation Committee of our Board of Directors. Our program is described in the Compensation Discussion and Analysis and in the tabular and narrative disclosures related to Named Executive Officers in this proxy statement. The Compensation Committee continually monitors the program as well as general economic, regulatory and legislative developments affecting executive compensation.

     Our executive compensation program is intended to reward achievements of individual and business performance objectives, and to align such objectives with our corporate governance principles and the creation of shareholder value. Our main objective is to attract and retain the most talented and effective executive team for the Company by providing an appropriate mix of fixed versus variable compensation while emphasizing pay-for-performance in accordance with our short and long term goals. We will continue to pursue compensation arrangements that are intended to align the financial interests of our executives with the long-term interests of our shareholders.
     This proposal gives you the opportunity to vote for or against, or abstain from voting on, the following resolution related to the compensation of our Named Executive Officers:
RESOLVED, that the compensation paid to the Company’s named executive officers disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.
     Since your vote is advisory, it is not binding on the Company or our Board of Directors, and may not be construed as overruling any of our executive compensation decisions. However, our Board of Directors and its Compensation Committee may take into account the voting results when considering future compensation arrangements.
Our Board of Directors recommends that you vote “FOR” this proposal.
PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF THE VOTE ON EXECUTIVE
COMPENSATION
     The Dodd-Frank Act also requires us to have a separate non-binding shareholder vote once every six years regarding how frequently we should hold the advisory vote on executive compensation. In particular, shareholders may vote on an advisory basis as to whether future “say-on-pay” votes will occur every one, two or three years.
     Our Board of Directors recommends that future say-on-pay votes be conducted every three years (or triennially) to provide stockholders with an appropriate timeframe to evaluate the Company’s overall executive compensation program. Our executive compensation program is designed to provide a competitive level of total compensation necessary to attract and retain executives qualified to execute our business strategy and to motivate them to contribute to our short and long term success. Stock option awards begin to vest after two years and vest over a five-year period from the date of grant, and restricted stock unit awards have restricted periods of three years. Also, the Executive Compensation Table included herein presents information over a three-year timeframe. We believe that voting every three years, rather than every one or two years, will provide our shareholders with the opportunity to conduct thoughtful analyses of our compensation program over a time period similar to the periods associated with our compensation awards and long-term performance.
     We also believe that a triennial vote will provide us with sufficient time to evaluate and respond effectively to stockholder input, engage with stockholders to understand and respond to prior voting results, and implement any appropriate changes to our program. In addition, a triennial vote will provide time for any implemented changes to take effect and allow shareholders sufficient time to evaluate the effectiveness of our compensation program and any changes made to the program.

     This proposal gives you the opportunity to vote on the following resolution and state your preference on how frequently we conduct the advisory vote on executive compensation:
RESOLVED, that the shareholders of the Company determine, on an advisory basis, that the frequency with which they shall have an advisory vote on the compensation of the Company’s Named Executive Officers set forth in the Company’s proxy statement is:
Choice 1 — every year;
Choice 2 — every two years;
Choice 3 — every three years; or
Choice 4 — abstain from voting.
     We are providing you with the option of selecting a frequency vote on executive compensation of one, two or three years, or abstaining. This is an advisory vote, and as such, it is not binding on the Company or our Board of Directors. However, our Board of Directors and its Compensation Committee may take into account the voting results when making a determination concerning the frequency of advisory shareholder votes on executive compensation.
Our Board of Directors recommends that you vote for “3 YEARS” in this Proposal.
PROPOSAL 4: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
     The Audit and Compliance Committee of our Board of Directors intends to appoint KPMG LLP (“KPMG”) as our independent registered public accounting firm for the year ending December 31, 2011, and has further directed that the selection of such firm be submitted for ratification by the shareholders at this annual meeting. KPMG has served as our independent registered public accounting firm since 2005. Neither our articles of incorporation nor our by-laws require that our shareholders ratify the selection of such firm. If our shareholders do not ratify the selection, the Audit and Compliance Committee will reconsider whether or not to retain KPMG, but may nonetheless retain it. Even if the selection is ratified, the Audit and Compliance Committee, in their discretion, may change the appointment at any time during the year if they determine that such change would be in our best interest.
     KPMG will have representatives present at the annual meeting who will have an opportunity to make a brief statement if they desire to do so, and who will be available to respond to appropriate questions that may arise.
Our Board of Directors recommends that you vote “FOR” this Proposal.
INDEPENDENT AUDITOR
     KPMG served as our independent registered public accounting firm for the year ended December 31, 2010. The services that KMPG provided to the Company and its subsidiaries included the examination of our consolidated financial statements, limited revisions of our quarterly reports, audits of some of our subsidiaries, audits of our employee benefits plan, services related to our filings with the Securities and Exchange Commission (the “SEC”) and other regulatory agencies, and consultations on various tax and accounting matters.
     The Audit and Compliance Committee reviewed and approved all audit and non-audit services rendered by KPMG to the Company and its subsidiaries, and concluded that the provision of such services was compatible with the maintenance of KPMG’s independence in the conduct of its auditing functions. The Audit and Compliance Committee has adopted a pre-approval policy regarding the procurement of audit and non-audit services, which is available on our website at www.orientalfg.com. The Audit and Compliance Committee intends to review such policy periodically.

     The aggregate fees billed by KPMG for the years ended December 31, 2010 and 2009 for the various services provided to the Company and its subsidiaries were as follows:

	Year Ended	Year Ended
	December 31,	December 31,
Type of Fees	2010 ($)	2009 ($)

Audit Fees	892,500	1,130,050
Audit-Related Fees	20,700	22,200
Tax Fees	232,960	106,144
All Other Fees	114,150 [1]	44,500 [2]

	1,260,310	1,302,894

1.	This amount represents fees paid in connection with the filing of our registration statement on Form S-3 on July 21, 2010, and amended on September 20, 2010.

2.	This amount represents fees paid in connection with the issuance of consents for our registration statement on Form S-3 filed on November 19, 2008 and amended on July 31, 2009.
     As defined by the SEC, (i) “audit fees” are fees for professional services rendered by our principal accountant for the audit of our annual financial statements, including the audit of our internal control over financial reporting, and review of financial statements included on our Forms 10-Q, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those years; (ii) “audit-related fees” are fees for assurance and related services by our principal accountant that are reasonably related to the performance of the audit or review of our financial statements and consisted of employee benefit plan audits and accounting consultations; (iii) “tax fees” are fees for professional services rendered by our principal accountant for tax compliance, tax advice, and tax planning; and (iv) “all other fees” are fees for products and services provided by our principal accountant, other than the services reported under “audit fees,” “audit-related fees,” and “tax fees.”
COMPENSATION DISCUSSION AND ANALYSIS
     Overview
     We are guided by the principle that our compensation program must not only promote our long-term success, but also provide significant rewards for outstanding financial performance while establishing clear consequences for under-performance. To this end, each element of compensation takes into account not only our competitive position and goals, but also each executive’s individual performance, commitment and achievements.
     Compensation Philosophy and Objectives
     The compensation program for our executives, including our Named Executive Officers, is intended to reward achievements of individual and business performance objectives, and align such objectives with our corporate governance principles and the creation of shareholder value. It is also intended to attract and retain the most talented and effective executive team for us. Accordingly, the main objectives of our compensation program are to:
•	Attract and retain seasoned executives;

•	Reward superior performance and risk management at competitive levels;

•	Promote teamwork and collaboration;

•	Create long-term financial incentives; and

•	Increase stock ownership.
     Our general philosophy for setting executive compensation is to increase base salary only in the case of promotions or as necessary in light of compensation data for comparable positions at peer group companies. Furthermore, a significant component of our compensation program for executives, including the NEOs, is incentive (variable) compensation that is tied to financial business results. Therefore, such compensation may vary depending on the level of achievement of specific performance measures linked to our business goals.
     The Compensation Committee of our Board of Directors plays a key role in the development of our compensation program. It consists entirely of independent directors and operates under a written charter approved by our Board of Directors, which is publicly available at www.orientalfg.com. Each meeting of the Compensation Committee has an agenda established in accordance with an annual calendar set by its Chairman in consultation with the Chairman of the Board, senior management and the committee members. Additional discussion topics related to external or internal events are added to the agenda from time to time as necessary. The Compensation Committee receives and reviews materials in advance of each meeting, including information on management’s analyses and recommendations. As appropriate, it looks to our senior management and our Human Resources and Internal Audit Departments for support in its work. While the Compensation Committee values input and advice from these and other sources, it meets from time to time in executive session without the presence of management and exercises its independent judgment in reaching its decisions and in making recommendations to our Board of Directors.
     We are cognizant of our competitive environment for superior executive talent and seek to maintain a compensation strategy that is competitive in the financial services industry in Puerto Rico. In evaluating our compensation program and authorizing bonus or equity grants under this program, the Compensation Committee takes into account several factors, including the total compensation package, individual and business performance, risk management, total compensation-related expense, and percentage of income allocated to compensation-related costs. In reaching its compensation recommendations to our Board of Directors, the Compensation Committee also considers the Watson Wyatt Puerto Rico Financial Institutions Compensation Survey by Watson Wyatt Worldwide, Inc., a global consulting firm that specializes, among other things, in employee benefits. As a result of the substantial consolidation of the Puerto Rico banking industry in 2010, we did not participate in, and Watson Wyatt did not prepare, its Puerto Rico Financial Institutions Compensation Survey for that year.
     Compensation Consultant
     In 2010, pursuant to a request for proposals to which three consulting firms responded, our Compensation Committee engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”), an independent compensation consultant, to review the financial terms proposed for the 2010 Employment Agreement with our CEO and prepare a comparison of such terms with CEOs in comparable positions at peer financial institutions. Pearl Meyer was also engaged to perform an evaluation of our compensation system for our top executives, including a comparison of our compensation practices with comparable positions at peer financial institutions, and to provide recommendations with respect to our performance scorecard system.
     Elements of Compensation
     To assure the appropriate mix of fixed versus variable compensation and focus on both short and long-term business performance, we have established four basic elements for our executive compensation program: base salary, annual cash bonus awards, long-term equity-based compensation, and change-in-control compensation. It is the Compensation Committee’s intention that the compensation paid to our NEOs be deductible to the Company for Puerto Rico income tax purposes, unless there are valid compensatory reasons for paying nondeductible amounts in order to ensure competitive levels of total compensation.

     Base Salary. Base salary is generally designed to be competitive with comparable executive positions in peer group companies in the U.S. and Puerto Rico. However, each executive’s actual salary varies based on the complexity and unique challenges of his or her position, individual skills, experience, background and performance. Watson Wyatt survey data for corporate executive salaries in Puerto Rico is also taken into consideration in determining any periodic increases. Base salaries for NEOs are reviewed at least annually by the Compensation Committee.
     Annual Cash Bonus Awards. Except in the case of our Chief Executive Officer, whose annual cash bonus award is based solely on the attainment of company-wide performance targets, our annual cash bonus awards reflect a combination of three key elements: level of attainment of business performance targets, individual performance ratings, and personal attributes and merits. Business performance targets consist of corporate targets and business unit targets. We maintain monthly performance scorecards for measuring financial, operational, and strategic results to determine the level of attainment of each executive’s performance goals, and assign a weight to each performance measure, with the sum of the weights equal to 100%. The weight is the percentage of each executive’s total bonus that will be based on that particular measure. Each target bonus is expressed as a percentage of the executive’s base salary plus car allowance or living allowance, if any. We may also grant additional discretionary bonuses from time to time to executives in recognition of outstanding performance that may not be reflected in the results of their scorecards.
     Long-Term Incentive Compensation. Our long-term incentives are designed to ensure that executives have a continuing stake in our success and to encourage executives to focus on multi-year performance goals that will enhance the value of our franchise and capital stock. Such incentives are also designed to retain key executives, reward risk management, and link executive performance to the creation of franchise and shareholder value. Although we do not require that our NEOs own any minimum amount of our common stock, we believe that the way we compensate them aligns their interest sufficiently with that of our shareholders. In this regard, our equity awards have long-term vesting and restricted periods of three to five years.
     We have an Omnibus Performance Incentive Plan (the “Omnibus Plan”) that provides for awards of stock options, restricted shares, restricted stock units, performance shares, performance units, stock appreciation rights, and dividend equivalent rights. The Compensation Committee has discretion to grant awards from time to time under the Omnibus Plan, to determine the eligible individuals to whom awards will be granted, and to establish the terms and conditions of each award. We believe that the Omnibus Plan reflects current trends at peer group companies and that it strengthens the link between executive performance and shareholder value.
     Change-in-Control Compensation. An important objective of our compensation program is not only the recruitment of seasoned executives but also their retention and commitment to our long-term success. Therefore, to promote their retention and reduce any concerns that they may be adversely affected in the event of a change-in-control of the Company, we have entered into a change-in-control compensation agreement with each NEO, pursuant to which the executive is entitled to a cash payment equal to two times the sum of his or her annual base salary and last cash bonus if there is a change in control and as a result thereof or within one year thereafter his or her employment is terminated.
     Fringe Benefits and Allowances. We provide several fringe benefits, including a defined contribution plan and healthcare coverage, to our NEOs. These benefits do not constitute a significant portion of the NEOs’ total compensation package and are generally available to all of our employees. We also offer our NEOs a non-qualified deferred compensation plan for the deferral of taxable income and certain allowances, including car allowance. Such allowances are offered on a case-by-case basis and are not intended to constitute a significant portion of the executive’s compensation. Our non-qualified deferred compensation plan is more fully described on page 33 hereof. We provide these benefits to retain and attract an appropriate caliber of talent and recognize that other companies with which we compete for talent provide similar benefits to their officers and employees. Such benefits and allowances are reviewed annually by the Compensation Committee.

     Determination of Compensation Decisions
     Our decision-making process for determining executive compensation begins with a review of our strategic objectives and business plans. We then consider the scope of responsibilities of each executive, the compensation of similar executives at peer group companies, and the relationship between pay and performance. We further evaluate whether our compensation program meets our goals by monitoring the performance and retention of our executives.
     The Compensation Committee is responsible for establishing the compensation of our CEO and for making recommendations to our Board of Directors with respect to our compensation program. In order for the Compensation Committee to perform its functions, the following process for determining executive compensation is followed:
     Determining Goals. Prior to the beginning of the year, senior executives and department or division heads meet and discuss goals for the Company in the upcoming year. At the beginning of such year, the Board reviews and approves an annual budget for the Company as a whole and for its banking subsidiary. The Compensation Committee then reviews and assesses performance goals presented by management and makes recommendations to the Board about the proposed structure of the annual bonus awards. These goals include minimum performance thresholds that must be met to earn any bonus awards, as well as performance levels required to achieve maximum payouts. Performance goals are established for each department or division of the Company and for certain executives.
     The establishment of performance goals and the review of the level of achievement of such goals play an essential role in the determination of performance awards. On a monthly basis during the course of the year, senior management and our Board of Directors review our actual financial performance against the goals set for the year. In addition, our Board of Directors receives monthly reports detailing our actual financial performance compared to these goals. Such reports are discussed in each monthly Board meeting.
     Determining Executive Compensation. Our method of determining compensation for each NEO varies from case to case based on a discretionary but objective determination of what is appropriate in light of several factors, such as the scope, complexity and degree of challenge of each executive’s responsibilities, as well as his or her performance, skills and experience. Our Board of Directors and its Compensation Committee also take into account other relevant factors in making compensation decisions or recommendations for NEOs, including salary data for comparable positions at peer group companies in Puerto Rico and the U.S., and compensation levels at the Company.
     On a quarterly basis, department or division heads assess their progress against the goals set for the year and at the end of the year evaluate their results. These self-assessments are reviewed by the CEO who together with our Human Resources Department undertakes an evaluation of each executive’s performance based, in part, on objective measures set forth in the performance scorecard. The CEO considers the financial performance of the Company, the performance of each department or division, and the individual performance of each executive relative to the goals set for the year. In the interest of fairness, he may also consider subjective or non-formulaic factors.
     The Compensation Committee annually reviews the performance evaluations of each executive and evaluates the compensatory recommendations provided by our management in order to make its own recommendations to our Board of Directors. Although the Compensation Committee is not obligated to follow any specific recommendation or formula, it generally takes the same formula-based approach in making its own recommendations. At different times throughout the year, upon the recommendation of the CEO or otherwise, the Compensation Committee may grant equity awards to executives and/or directors.
     Determining CEO Compensation. The Board approves the compensation of the CEO. His compensation level is guided by the terms of the 2010 Employment Agreement. As provided therein, the Compensation Committee has discretion to increase his salary after the first year, and his target performance bonus under our annual bonus plan is set at 150% of his base salary and car allowance.

     In conducting its annual evaluation of the CEO’s performance, the Compensation Committee considers the CEO’s contributions to the overall performance of the Company, including his personal attributes and merits. It also reviews our key operating results along with the accomplishment of our key strategic initiatives and considers the standard of living in San Juan, Puerto Rico, where our main offices are located. As part of this process, the Compensation Committee reviews all relevant information or data, including the results of our CEO’s performance scorecard and compensation levels for chief executive officers at peer group companies. Furthermore, the Chairmen of our Board of Directors and Compensation Committee meet periodically with our CEO to discuss his performance. The progress results of these meetings are reported to our Board of Directors. The CEO does not participate in any decision regarding his compensation. Upon completing its evaluation of the CEO’s compensation, the Compensation Committee submits its recommendations to our Board of Directors at its next regularly scheduled meeting.
     Analysis of Compensation Decisions
     In considering all of the previously mentioned factors and, particularly, our general philosophy of providing performance-based compensation and incentives, no salary increases have been awarded in 2011 to the NEOs. Although the 2009 Watson Wyatt survey indicated that the average projected annual salary increase for 2010 would be in the range of 2.54% to 3.00%, no salary increases were awarded to our NEOs in such year.
     In order to determine each NEO’s performance bonus, the target bonus percentage is multiplied by the executive’s base salary plus car allowance or living allowance, if any, which then is multiplied by the result of his performance scorecard. Our Internal Audit Department verifies the accuracy of such results.
     As a result of difficulties encountered in incorporating the acquisition of Eurobank into our corporate performance scorecard, the Compensation Committee decided not to consider such transaction for purposes of the earnings per share and core asset growth metrics of the 2010 corporate scorecard results. Moreover, our Board of Directors rewarded our CEO, CFO and COO with a discretionary bonus in recognition of their outstanding performance in the execution and integration of the Eurobank acquisition.
     The table below shows the target bonus percentages approved by our Board of Directors for the NEOs in 2010, except for Mr. Fernández and Mr. José Ramón González. Under the 2007 Employment Agreement, the target bonus percentage for Mr. Fernández was set at 70% of his base salary and car allowance in 2010. Such target bonus percentage was raised to 150% for 2011 pursuant to the terms of the 2010 Employment Agreement. Mr. Fernández has not received a base salary increase since 2007. The Compensation Committee has opted instead to raise his target bonus percentage in accordance with its general philosophy of incentivizing and rewarding performance. Mr. González was hired in August 2010, and did not have a target bonus percentage for that year. However, he received a $100,000 bonus for his performance in 2010.

	2010
	Target	Performance	Performance	Discretionary
Name	Bonus %	Score[1]	Bonus ($)	Bonus ($)
José Rafael Fernández	70%	83.67	310,600	140,000
José Ramón González	—	—	—	100,000
Julio R. Micheo	50%	84.57	211,600	—
Norberto González	50%	82.20	133,100	40,000
Ganesh Kumar	50%	83.67	134,455	67,145

1.	For purposes of this table, the performance score was rounded to the nearest hundredth.

     The table below presents most of our company-wide metrics for measuring performance on our corporate scorecard, including the weight assigned to each measure, the target amount, the actual performance result, and the percent of achievement of the target amount. The Company fully met its target with respect to its risk and regulatory rating, which was the final metric used on our corporate scorecard.

Performance Measure	Weight (%)	Target	Actual	% of Target
Earnings Per Share	20	$0.57	$(0.11)	-19.30%
Fee Income	20	$35,449,780	$36,281,279	102.35%
Core Assets Growth	25	$1,154,597,033	$1,129,214,186	97.80%
Deposit Growth Relative to Market	15	1.01	18.82	1863.03%
     Based on the Compensation Committee’s recommendation of January 21, 2011, our Board of Directors approved on January 26, 2011, performance bonuses for our NEOs on account of several important factors, including our corporate performance measures set forth above and the following annual financial results:
Operations
•	Net interest income increased 3.2%, or $4.2 million, to $135.2 million.

•	Total revenues from banking and wealth management services increased 30.4%, or 9.2 million, to $39.3 million.

•	Total retail deposits increased 44.2% or $621.6 million to a record $2.0 billion.

•	Total interest expenses decreased 10.5% or $19.9 million.

•	Total client assets managed increased 25.4% to $3.9 billion with an increase of 19.6% in trust assets and 33.6% in customer assets with the broker-dealer subsidiary.
Investments
•	Approximately 98% of our investment securities portfolio consists of fixed-rate mortgage-backed securities issued or guaranteed by Fannie Mae, Ginnie Mae, or Freddie Mac, and U.S. agency senior debt obligations backed by a U.S. government-sponsored entity or the full faith and credit of the U.S. government.

•	Strategic decision was made in December 2010 to sell the remaining balance of the last private label collateralized mortgage obligation held by the Company.
Capital
•	Book value per share increased 32.5% to $14.33.

•	Stockholders’ equity increased 122.0%, or $402.1 million, to $732.3 million.

•	Our regulatory capital ratios remain well above the requirements for a well-capitalized institution.

     On January 21, 2011, the Compensation Committee also approved equity awards to the CFO and COO as follows:

		Stock Options
Name	Restricted Units	Amount	Exercise Price ($)
Norberto González	1,600	9,500	11.82
Ganesh Kumar	1,600	9,500	11.82
     The Compensation Committee decided to grant such awards to continue its policy of providing long-term financial incentives and increasing stock ownership among our executives to align their interests with our shareholders. The actual amount awarded to such NEOs was based on their percentage targets for cash bonus awards. In making these awards, the Compensation Committee expects to continue to maintain our ability to retain key executives. Each award is subject to service conditions that must be met by the executive in order for the award to vest. Generally, each award has a vesting schedule of three to five years.
     The following table presents the estimated cash compensation of the NEOs under their respective change-in-control compensation agreements based on their salaries and bonuses for 2010. No such payout has been required to date under any such agreement by the Company.

Change-in-Control Cash
Name	Compensation ($)
José Rafael Fernández	1,901,200
José Ramón González	1,000,000
Julio R. Micheo	1,363,200
Norberto González	946,200
Ganesh Kumar	928,200
COMPENSATION COMMITTEE REPORT
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) with management and, based on such review and discussion, the Committee recommended to the Board of Directors that the CD&A be included in this proxy statement.

Submitted by: Julian S. Inclán, Chairman Francisco Arriví Rafael Machargo Chardón José J. Gil de Lamadrid, Ex officio member
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     None of the members of the Compensation Committee has served as an officer or employee of the Company or any of its subsidiaries, nor did any of them have any relationship with the Company requiring disclosure under Item 404 of Regulation S-K of the SEC. None of our executive officers served as a director of another entity, or as a member of the compensation committee of another entity, one of whose executive officers served as a member of our Board of Directors or as a member of its Compensation Committee at any time during 2010.

EXECUTIVE COMPENSATION
     The following table summarizes the total compensation earned in each of the last three years by (i) the CEO and the CFO; and (ii) the Named Executive Officers, other than the CEO and the CFO, who were serving as executive officers at December 31, 2010.
Summary Compensation Table

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation		Total
Name	Year	($)	($)	($)[1]	($)[1]	($)[2]	($)		($)

José Rafael Fernández	2010	500,000	140,000	637,750 [3]	850,269 [3]	310,600	63,710	[4]	2,502,329 [3]
President & Chief Executive Officer	2009	500,000	100,000	48,703	26,407	371,000	116,787	[5]	1,162,897
	2008	500,000	—	131,160	—	142,973	63,710	[6]	837,843

José Ramón González	2010	161,539 [7]	100,000	211,200	236,241	—	470		709,450
Senior Executive Vice President of Banking & Corporate Development

Julio R. Micheo	2010	470,000	—	12,650	66,357	211,600	31,128	[8]	791,735
Senior Executive Vice President	2009	470,000	35,000	18,547	6,703	216,920	31,128	[8]	778,298
& Chief Investment Strategist	2008	470,000	—	39,998	37,389	84,350	31,128	[8]	662,865

Norberto González	2010	300,000	40,000	12,650	66,357	133,100	37,960	[9]	590,067
Executive Vice President & Chief	2009	300,000	30,000	18,547	6,703	126,251	37,960	[9]	519,461
Financial Officer	2008	300,000	—	61,208	28,524	73,115	37,960	[9]	500,807

Ganesh Kumar	2010	262,500	67,145	190,650 [10]	66,357	134,455	110,460	[11]	831,567
Executive Vice President, Chief	2009	262,500	30,000	18,547	6,703	105,273	119,071	[12]	542,094
Operating Officer & Chief Risk Officer	2008	262,500	—	61,208	—	67,672	69,071	[13]	460,451

1.	Aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions that we made in the valuation of the option awards, please refer to the notes to our audited financial statements for 2010.

2.	The non-equity incentive plan payments for each of 2007, 2008 and 2009 were made in the first quarter of the following year, but were meant as compensation for performance of the Named Executive Officers during the previous year, except for $600 that are advanced in the last quarter of the applicable year as a Christmas bonus.

3.	These amounts include the value of the restricted stock units and stock options ($597,500 and $642,000, respectively) granted on the date of execution of the 2010 Employment Agreement. In consideration for such equity awards, he waived his right to receive any equity awards for 2010 under the 2007 Employment Agreement.

4.	This amount represents $30,000 for car allowance, $25,000 for reasonable personal expenses in the performance of his duties, $7,878 for life insurance premiums, and our matching contribution pursuant to our 401(k)/1081.01(d) Plan.

5.	This amount represents $30,000 for car allowance, $25,000 for reasonable personal expenses in the performance of his duties, $53,077 paid as a credit for accrued and unused vacation time, $7,878 for life insurance premiums, and our matching contribution pursuant to our 401(k)/1081.01(d) Plan.

6.	This amount represents $30,000 for car allowance and $25,000 for reasonable personal expenses in the performance of his duties, $7,878 for life insurance premiums, and our matching contribution pursuant to our 401(k)/1081.01(d) Plan.

7.	Mr. González commenced employment in August 2010 with an annual base salary of $400,000.

8.	This amount represents $30,000 for car allowance and $1,128 for life insurance premiums.

9.	This amount represents $24,000 for car allowance and $12,000 for reasonable personal expenses in the performance of his duties, $1,128 for life insurance premiums, and our matching contribution pursuant to our 401(k)/1081.01(d) Plan.

10.	This amount includes the value of the restricted stock units, $178,000, granted as a special award in recognition of his outstanding performance in the Eurobank acquisition.

11.	This amount represents $58,500 for living expense allowance, $50,000 for tuition reimbursement, $1,128 for life insurance premiums, and our matching contribution pursuant to our 401(k)/1081.01(d) Plan. He had the right to receive $12,000 for reasonable personal expenses in the performance of his duties, but did not submit any personal expenses for reimbursement.

12.	This amount represents $58,500 for living expense allowance, $50,000 for tuition reimbursement, $8,611 for reasonable personal expenses in the performance of his duties, $1,128 for life insurance premiums, and our matching contribution pursuant to our 401(k)/1081.01(d) Plan.

13.	This amount represents $58,500 for living expense allowance, $8,611 for reasonable personal expenses in the performance of his duties, $1,128 for life insurance premiums, and our matching contribution pursuant to our 401(k)/1081.01(d) Plan.

2010 Employment Agreement
     José Rafael Fernández entered into a three-year employment agreement with the Company on December 3, 2010 (the “2010 Employment Agreement”). Mr. Fernández is our President and Chief Executive Officer and the Vice Chairman of our Board of Directors. The 2010 Employment Agreement is effective as of January 1, 2011, and replaced the employment agreement, dated October 31, 2007 (the “2007 Employment Agreement”), between the Company and Mr. Fernández, which expired on December 31, 2010.
     As provided in the 2010 Employment Agreement, Mr. Fernández reports directly to our Board of Directors and has overall responsibility for the business and affairs of the Company. During the term of the 2010 Employment Agreement and in any election of directors in which Mr. Fernández’s term as director is set to expire, the Board will nominate and recommend to the shareholders of the Company his election as a Board member and, if elected, will appoint him its Vice Chairman. He is compensated as follows: (i) annual base salary of $500,000, which may be increased by the Compensation Committee of our Board of Directors after the first year; (ii) annual performance bonus based on an annual target bonus of 150% of his annual base salary and car allowance under our non-equity incentive bonus plan; (iii) annual car allowance of $30,000; (iv) annual allowance of $30,000 for the payment of his membership and other expenses in social, business and professional organizations which in his judgment are reasonably appropriate for the performance of his duties as President and Chief Executive Officer of the Company; (v) a 10-year term life insurance policy in the amount of $3,000,000 covering his life and having as beneficiaries his spouse and heirs or other beneficiaries designated by him; (vi) a qualified stock option award for the purchase of 100,000 shares of the Company’s common stock and an award of 50,000 restricted stock units of the Company, both awards were made pursuant to the Omnibus Plan upon the execution of the 2010 Employment Agreement; and (vii) additional equity incentive awards under the Omnibus Plan of up to 100% of his annual base salary at the discretion of the Compensation Committee. In consideration for the equity awards that Mr. Fernández was granted under the 2010 Employment Agreement, he waived his right to receive any equity awards for 2010 under the 2007 Employment Agreement.
     The 2010 Employment Agreement may be terminated by our Board of Directors for “just cause” (as defined therein). In the event it is terminated for just cause or if Mr. Fernández is removed or barred from office under applicable law, he will have no right to compensation or other benefits for any period after such termination. However, if the 2010 Employment Agreement is terminated by our Board of Directors other than for just cause and other than in connection with a change in control of the Company (as defined in his Change in Control Compensation Agreement with the Company), or if Mr. Fernández terminates the 2010 Employment Agreement for “good reason” (as defined therein), the Company will be required to pay him as severance, in lieu of any further compensation for periods subsequent to the date of termination, a lump sum equal to the product of (a) his annual base salary, bonus (equal to the average cash bonus paid to him in the last two fiscal years prior to the termination date), car allowance, and equity awards (equal to the average of the aggregate grant date fair value of the equity awards granted to him in the last two fiscal years prior to the termination date, provided that 75% of the equity awards granted on the date of the 2010 Employment Agreement will be deemed granted in the first contract year and the remaining 25% in the second contract year), multiplied by (b) three.
     Change-in-Control Compensation Agreements
     We have entered into Change-in-Control Compensation Agreements with José Rafael Fernández, José Ramón González, Julio R. Micheo, Norberto González, Ganesh Kumar and Mari Evelyn Rodríguez. Each agreement remains in full force as long as the person is employed by us.
     Under the agreements, the aforementioned persons are entitled to certain cash payment compensation in the event there is a “change in control of the Company” and as a result thereof or within one year after the change in control, the person’s employment is terminated by us or our successor in interest. The cash compensation will be an amount equal to two times the sum of such person’s annual base salary at the time the termination of his or her employment occurs and his or her last cash bonus paid prior to the termination of his or her employment.

     For purposes thereof, a change in control is deemed to have occurred if (i) any person or entity (including a group) acquires direct or indirect ownership of 50% or more of the combined voting power of the Company’s then outstanding common stock as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise; or (ii) the shareholders of the Company approve (a) any consolidation or merger of the Company in which the Company is not the surviving corporation (other than a merger in which the holders of the Company’s common stock immediately prior to the merger have the same or substantially the same proportionate ownership of the surviving corporation immediately after the merger), or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the Company’s assets to an entity which is not a wholly-owned subsidiary of the Company.
     Life Insurance
     We provide each of our NEOs with a life insurance policy, which in the event of death would pay his heirs or beneficiaries 250% of his annual salary up to a maximum of $500,000. We also provide our CEO with an additional key man life insurance policy, which in the event of his death would pay $3 million to his heirs or beneficiaries and $10 million to the Company.
     401(k)/1081.01(d) Plan
     All of the Company’s employees, including the employees of its subsidiaries, are eligible to participate in our cash or deferred arrangement profit sharing plan (the “401(k)/1081.01(d) Plan”). The 401(k)/1081.01(d) Plan is a defined contribution plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and is qualified under Sections 1081.01(a) and 1081.01(d) of the Internal Revenue Code for a New Puerto Rico (the “Puerto Rico Internal Revenue Code”). The 401(k)/1081.01(d) Plan offers eligible participants several investment alternatives, including several U.S. mutual funds, a money market account, and shares of common stock of the Company. Contributions made through payroll deductions not in excess of a specified amount may be accumulated per year as before-tax savings. The Company contributes 80 cents for each dollar contributed by an employee up to $832 per year. The matching contribution is invested in shares of common stock of the Company. In 2010, the Company contributed 15,242 shares of common stock to the 401(k)/1081.01(d) Plan valued at approximately $190,373 as of December 31, 2010.

Grants of Plan-Based Awards
     The following table presents information concerning each grant of an award under the Omnibus Plan made to the Named Executive Officers in 2010, except for the non-equity incentive awards, which reflect cash incentives pursuant to our annual bonus plan.

								Grant
								Date Fair
					Number			Value of
					of		Exercise	Stock
					Shares	Number of	Price of	and
		Estimated Possible Payouts under Non-Equity			of Stock	Securities	Option	Option
		Incentive Plan Awards[1]			or Units	Underlying	Awards	Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	(#)	Options (#)	($/Sh)	($)[2]

José Rafael Fernández		259,700	371,000	463,750
	01/18/2010				3,500	—	—	40,250
	01/18/2010				—	31,700	11.50	208,269
	12/03/2010				50,000	—	—	597,500
	12/03/2010				—	100,000	11.95	642,000

José Ramón González	08/02/2010				15,000	—	—	211,200
	08/02/2010				—	30,000	14.09	236,241

Julio R. Micheo		175,000	250,000	312,500
	01/18/2010				1,100	—	—	12,650
	01/18/2010				—	10,100	11.50	66,357

Norberto González		113,400	162,000	202,500
	01/18/2010				1,100	—	—	12,650
	01/18/2010				—	10,100	11.50	66,357

Ganesh Kumar		112,350	160,500	200,625
	01/18/2010				1,100	—	—	12,650
	01/18/2010				—	10,100	11.50	66,357
	07/23/2010				12,500	—	—	178,000

1.	The “Threshold” column assumes that the executive meets the minimum performance threshold of 70 for each metric in his or her scorecard. The “Maximum” column is calculated assuming a maximum performance score of 125.

2.	Grant date fair value of awards computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year End
     The following table presents information concerning unexercised stock options of each Named Executive Officer outstanding as of December 31, 2010. None of the Named Executive Officers exercised stock options in 2010.
Option Awards

	Number of
	Securities
	Underlying	Number of Securities
	Unexercised	Underlying		Option	Option
	Options (#)	Unexercised Options		Exercise	Expiration
Name	Exercisable	(#) Unexercisable		Price ($)	Date

José Rafael Fernández	32,594	—		12.020	04/02/2012
	22,000	—		24.273	07/01/2014
	22,000	—		27.364	11/29/2014
	32,000	8,000	[1]	15.110	07/01/2015
	12,000	8,000	[2]	12.360	01/01/2016
	10,000	10,000	[3]	12.950	06/22/2017
	15,000	15,000	[4]	12.490	10/31/2017
	—	5,882	[5]	8.280	04/28/2019
	—	31,700	[6]	11.500	01/18/2020
	—	100,000	[7]	11.950	12/03/2020

José Ramón González	—	30,000	[8]	14.080	08/02/2020

Julio R. Micheo	15,000	15,000	[9]	12.000	03/15/2017
	2,875	8,625	[10]	14.000	01/22/2018
	—	1,493	[11]	8.280	04/28/2019
	—	10,100	[12]	11.500	01/18/2020

Norberto González	14,850	—		16.727	03/10/2013
	16,500	—		23.745	01/27/2014
	12,500	12,500	[13]	12.050	06/22/2017
	1,375	4,125	[14]	21.860	03/19/2018
	—	1,493	[11]	8.280	04/28/2019
	—	10,100	[12]	11.500	01/18/2020

Ganesh Kumar	22,000	—		23.745	01/27/2014
	20,000	—		27.800	01/12/2015
	12,500	12,500	[13]	12.050	06/22/2017
	—	1,493	[11]	8.280	04/28/2019
	—	10,100	[12]	11.500	01/18/2020

1.	Of the shares underlying these options, 8,000 vest annually on July 1 until fully vesting on July 1, 2011.

2.	Of the shares underlying these options, 4,000 vest annually on January 1 until fully vesting on January 1, 2012.

3.	Of the shares underlying these options, 5,000 vest annually on June 22 until fully vesting on June 22, 2012.

4.	Of the shares underlying these options, 7,500 vest annually on October 31 until fully vesting on October 31, 2012.

5.	Of the shares underlying these options, 1,470.5 vest annually on April 28, 2011 until fully vesting on April 28, 2014.

6.	Of the shares underlying these options, 7,925 vest annually commencing on January 18, 2012 until fully vesting on January 18, 2015.

7.	Of the shares underlying these options, 25,000 vest annually commencing on December 3, 2012 until fully vesting on December 3, 2015.

8.	Of the shares underlying these options, 7,500 vest annually commencing on August 2, 2012 until fully vesting on August 2, 2015.

9.	Of the shares underlying these options, 7,500 vest annually on March 15 until fully vesting on March 15, 2012.

10.	Of the shares underlying these options, 2,875 commenced vesting annually on January 22, 2010 until fully vesting on January 22, 2013.

11.	Of the shares underlying these options, 373.25 vest annually commencing on April 28, 2011 until fully vesting on April 28, 2014.

12.	Of the shares underlying these options, 2,525 vest annually commencing on January 18, 2012 until fully vesting on January 18, 2015.

13.	Of the shares underlying these options, 6,250 vest annually on June 22 until fully vesting on June 22, 2012.

14.	Of the shares underlying these options, 1,375 vest annually commencing on March 19, 2010 until fully vesting on March 19, 2013.

     The following table presents information concerning restricted stock units of Named Executive Officers that were outstanding and still subject to the restricted period as of December 31, 2010.
Stock Awards

	Number of Shares or		Market Value of Shares
	Units of Stock That		or Units of Stock That
Name	Have Not Vested (#)		Have Not Vested ($)
José Rafael Fernández	65,382	[1]	816,621
José Ramón González	15,000	[2]	187,350
Julio Micheo	6,197	[3]	77,400
Norberto González	6,140	[4]	76,689
Ganesh Kumar	18,640	[5]	232,814

1.	The restricted periods lapse on March 19, 2011, with respect to the award of 6,000 restricted stock units, on April 28, 2012, with respect to the award of 5,882 restricted stock units, on January 18, 2013, with respect to the award of 3,500 restricted stock units expires, and on December 3, 2013, with respect to the award of 50,000 restricted stock units.

2.	The restricted period for the award of 15,000 restricted stock units lapses on August 2, 2013.

3.	The restricted periods lapse on January 22, 2011, with respect to the award of 2,857 restricted stock units, on April 28, 2012, with respect to the award of 2,240 restricted stock units, and on January 18, 2013, with respect to the award of 1,100 restricted stock units.

4.	The restricted periods lapse on March 19, 2011, with respect to the award of 2,800 restricted stock units, on April 28, 2012, with respect to the award of 2,240 restricted stock units, and on January 18, 2013, with respect to the award of 1,100 restricted stock units.

5.	The restricted periods lapse on March 19, 2011, with respect to the award of 2,800 restricted stock units, on April 28, 2012, with respect to the award of 2,240 restricted stock units, on January 18, 2013, with respect to the award of 1,100 restricted stock units, and on July 23, 2013, with respect to the award of 12,500 restricted stock units.
     The following table only presents information for the Named Executive Officers who acquired stock upon the lapse of the restricted period of an award of restricted units in 2010. It omits the columns concerning the exercise of option awards because none of the Named Executive Officers exercised stock options in 2010.
Stock Vested

Number of
	Shares Acquired	Value Realized
	on Vesting	on Vesting
Name	(#)	($)
José Rafael Fernández	30,000	396,900

     The following table presents information concerning the deferral of compensation by the Named Executive Officers on a basis that is not tax-qualified.
Non Qualified Deferred Compensation

			Aggregate	Aggregate	Aggregate
	Executive	Registrant	Earnings	Withdrawals/	Balance
	Contributions	Contributions	in Last	Distributions	at Last
Name	in Last FY ($)[1]	in Last FY ($)	FY ($)[2]	($)	FYE ($)

José Rafael Fernández	808,749	—	39,088	944	975,445
Julio Micheo	244,631	—	3,424	—	248,055
Ganesh Kumar	247,977	—	23,855	309,159	302,096

1.	Such executive contributions are reported in the Summary Compensation Table, except for the market value of 30,000 shares of our common stock, which Mr. Fernández deferred upon the expiration of the restricted period of a restricted stock unit award granted in 2007 that was reported as compensation for such year in previous Summary Compensation Tables.

2.	These earnings are not reported in the Summary Compensation Table.
     The Company offers our executive officers a non-qualified deferred compensation plan, where such executives are allowed to defer taxable income. The plan is not intended to meet the requirements of Section 1081.01 of the Puerto Rico Internal Revenue Code, and therefore, does not meet the funding, employee coverage, and other requirements which “qualified retirement plans” must satisfy thereunder.
     However, the plan is intended to constitute an unfunded arrangement maintained “primarily for the purposes of providing deferred compensation for a select group of management or highly compensated employees” for purposes of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Under the plan, the executive’s current taxable income is reduced by the amount being deferred, which may be up to 100% of his or her salary and bonus. Funds contributed thereto can accumulate without current income tax to the individual. Taxes are due when the funds are withdrawn at the then current income tax rate applicable to the individual, which may be lower than his or her current income tax bracket.
Director Compensation
     Each director’s compensation is generally designed to be competitive with comparable compensation paid to directors at peer group companies in Puerto Rico and the U.S. However, each director’s actual compensation varies based on whether he or she occupies the chairmanship of our Board of Directors or any of its committees. It also varies depending on the number of meetings attended and on his or her membership in Board committees.

     The following table presents information concerning the compensation of our directors for 2010.

		Stock				All Other
	Fees Earned or Paid	Awards		Option Awards		Compensation	Total
Name	in Cash ($)	($)[1]		($)[1]		($)	($)

José J. Gil de Lamadrid	280,000	52,000	[2]	—	[3]	52,125 [4]	384,125
Nelson García[5]	149,674	40,250	[6]	—	[7]	—	189,924
Juan Carlos Aguayo	50,004	40,250	[8]	—	[9]	—	90,254
Pedro Morazzani	64,504	40,250	[8]	—	[10]	—	104,754
Maricarmen Aponte[11]	29,536	28,750	[12]	—	[13]	—	58,286
Francisco Arriví	52,054	28,750	[14]	—	[15]	—	80,804
Pablo I. Altieri	48,904	28,750	[14]	—	[16]	—	77,654
Julian S. Inclán	48,404	28,750	[17]	—		—	77,154
Rafael Machargo Chardón	44,054	28,750	[17]	—		—	72,804
Josen Rossi	42,704	28,750	[17]	—		—	71,454

1.	Aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.

2.	The grant date fair value calculated in accordance with FASB ASC Topic 718 of the 5,000 restricted stock units awarded on January 4, 2010 is $52,000. The aggregate amount of restricted stock units outstanding at the end of 2010 is 13,666.

3.	The aggregate amount of option awards outstanding at the end of 2010 is 12,200.

4.	This amount represents $7,540 as reimbursement for medical and life insurance premiums and $44,585 for his personal expense account under his Non-Executive Chairman Agreement.

5.	Mr. García resigned as director effective December 31, 2010.

6.	The grant date fair value calculated in accordance with FASB ASC Topic 718 of the 3,500 restricted stock units awarded on January 18, 2010 is $40,250. The aggregate amount of restricted stock units outstanding at the end of 2010 is 0.

7.	The aggregate amount of option awards outstanding at the end of 2010 is 250.

8.	The grant date fair value calculated in accordance with FASB ASC Topic 718 of the 3,500 restricted stock units awarded on January 18, 2010 is $40,250. The aggregate amount of restricted stock units outstanding at the end of 2010 is 5,500.

9.	The aggregate amount of option awards outstanding at the end of 2010 is 2,200.

10.	The aggregate amount of option awards outstanding at the end of 2010 is 1,000.

11.	Ms. Aponte resigned as director effective September 3, 2010.

12.	The grant date fair value calculated in accordance with FASB ASC Topic 718 of the 2,500 restricted stock units awarded on January 18, 2010 is $28,750. The aggregate amount of restricted stock units outstanding at the end of 2010 is 0.

13.	The aggregate amount of option awards outstanding at the end of 2010 is 3,000.

14.	The grant date fair value calculated in accordance with FASB ASC Topic 718 of the 2,500 restricted stock units awarded on January 18, 2010 is $28,750. The aggregate amount of restricted stock units outstanding at the end of 2010 is 4,500.

15.	The aggregate amount of option awards outstanding at the end of 2010 is 5,603.

16.	The aggregate amount of option awards outstanding at the end of 2010 is 6,737.

17.	The grant date fair value calculated in accordance with FASB ASC Topic 718 of the 2,500 restricted stock units awarded on January 18, 2010 is $28,750. The aggregate amount of restricted stock units outstanding at the end of 2010 is 3,500.
     Except for José J. Gil de Lamadrid, Chairman of the Board, and José Rafael Fernández, President and CEO, each non-employee director receives an annual retainer of $32,004, payable in equal monthly installments in advance, plus a fee of $1,000 for each Board meeting attended and $850 for each committee meeting attended (other than a committee presided by any such director). Furthermore, the Chairman of the Audit and Compliance Committee receives an additional annual retainer of $80,000 and the Chairpersons of the Compensation Committee and the Corporate Governance and Nominations Committee each receives an additional annual retainer of $12,000. Such retainers are payable in equal monthly installments. Nelson García resigned from the Board effective December 31, 2010. In recognition of his many years of service, both as a member of the Board and as the Chairman of the Audit and Compliance Committee, the Board approved an award of $40,000 to Mr. García.
     The Chairman of Board is compensated pursuant to the terms of a Non-Executive Chairman Agreement, which is described below under the subheading “Non-Executive Chairman Agreement.” The President and CEO, who is

Vice Chairman of the Board, does not receive director’s fees and is compensated exclusively pursuant to the 2010 Employment Agreement, which is described above under the subheading “2010 Employment Agreement.”
     Non-Executive Chairman Agreement
     On July 1, 2009, the Company entered into a Non-Executive Chairman Agreement with José J. Gil de Lamadrid for a term of three years commencing on July 1, 2009 and ending on June 30, 2012, which sets forth his duties and responsibilities as Chairman of the Board. The agreement provides for payment to Mr. Gil de Lamadrid of: (i) an annual base fee of $280,000, of which $220,000 is payable in equal monthly installments and $60,000 is payable not later than July 15 of each year; and (ii) an annual allowance of $50,000 to cover certain costs and expenses incurred by him, including, among others, automobile expenses and membership fees for social, business and professional organizations. It also provides for reimbursement of all reasonable travel and other expenses incurred by him in the performance of his duties under the Non-Executive Chairman Agreement. It also requires the Company to provide him with office facilities, including all necessary secretarial services and suitable accommodations, and to grant him 5,000 restricted stock units on January 1 of each year, provided that such award would be increased or reduced accordingly so that the value on the date of the award does not exceed $100,000 or is not less than $50,000. Prior to the negotiation of such agreement, Mr. Gil de Lamadrid voluntarily terminated his Change-in-Control Compensation Agreement with the Company.
     The Non-Executive Chairman Agreement further provides that, during its term, our Board of Directors will nominate and recommend to the shareholders the election of Mr. Gil de Lamadrid as a director at any election of directors in which his term as director will expire, and, if elected, the Board of Directors will elect him to the position of Chairman. It may be terminated by our Board of Directors for cause (as “termination for cause” is defined therein) at any time. In the event it is terminated for cause, Mr. Gil de Lamadrid will have no right to compensation or other benefits for any period after such termination. However, if it is terminated by our Board of Directors other than for cause, or for his death or disability, we are required to pay him an amount equal to two times the sum of the annual base fee and allowance for the contractual term remaining after such termination.
     The Non-Executive Chairman Agreement contains provisions restricting Mr. Gil de Lamadrid’s ability to engage or participate in, become a director of, or render advisory or other services to any firm or entity that competes with the Company or with its business. It does not contain any provision restricting his right to compete against the Company upon the termination of the agreement.
AUDIT AND COMPLIANCE COMMITTEE REPORT
     The Audit and Compliance Committee assists the Board of Directors in its oversight of the financial reporting process, internal controls, risk assessment and monitoring, and regulatory compliance of Oriental Financial Group Inc. (the “Company”), and meets regularly with the Company’s internal and external auditors, the CEO and the Chief Compliance Officer. The Audit and Compliance Committee’s responsibilities are more fully described in its charter, a copy of which is available on the Company’s website at www.orientalfg.com.
     Management has the primary responsibility for the preparation and integrity of the Company’s financial statements, accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.
     In fulfilling its oversight responsibilities, the Audit and Compliance Committee has reviewed and discussed the audited financial statements for the period ended December 31, 2010 with the Company’s management and has discussed with KPMG LLP (“KPMG”) the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, KPMG has provided the Audit and Compliance

Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and the Audit and Compliance Committee has discussed with KPMG their independence.
     The members of the Audit and Compliance Committee are not engaged professionally in rendering, auditing or accounting services on behalf of the Company nor are they Company employees. The Company’s management is responsible for its accounting, financial management and internal controls. As such, it is not the duty or responsibility of the Audit and Compliance Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures.
     Based on such reviews and discussions, the Audit and Compliance Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

Submitted by: Pedro Morazzani, Chairman Francisco Arriví Juan C. Aguayo José J. Gil de Lamadrid, Ex officio member
INDEBTEDNESS OF MANAGEMENT
          Certain transactions involving loans were transacted in 2010 between the Company’s banking subsidiary, Oriental Bank and Trust, some of our directors and executive officers, including those of our other subsidiaries, and persons related to or affiliated with such persons. All such transactions were made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not related to the lender, and did not involve more than the normal risk of collectability or present other unfavorable features. At present, none of the loans to such directors and executive officers, including persons related to or affiliated with such persons, is non-performing.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
          Our Board of Directors recognizes that certain transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and, therefore, has adopted a Related Party Transactions Policy (the “Policy”). For these purposes, a “Related Party Transaction” is defined as a transaction or series of similar transactions in which the Company or any of its subsidiaries is to be a participant and the amount involved exceeds $120,000, and in which any Related Party has or will have a direct or indirect material interest. A “Related Party” is any of our directors or executive officers, any nominee for director, any beneficial owner of more than 5% of any class of our voting securities, and any immediate family member of any of the previously mentioned. The Policy generally covers any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships between the Related Party and the Company. Related Party Transactions thereunder are approved or ratified by the Audit and Compliance Committee or the disinterested members of our Board of Directors (other than employment or compensation arrangements, which are approved by the Compensation Committee or the disinterested members of our Board of Directors). Furthermore, the Audit and Compliance Committee may approve or ratify a Related Party Transaction if (i) it finds that there is a compelling business reason to approve the transaction, taking into account all pertinent factors, (ii) it has been fully informed of any and all significant conflicts that may exist or otherwise arise on account of the transaction, and (iii) it reasonably believes that the transaction is beneficial for the Company and that it has adopted appropriate measures to manage the potential conflicts of interest. All Related Party Transactions approved or ratified by the Audit and Compliance Committee must be disclosed to our Board of Directors at its next regularly scheduled meeting.

          Delgado & Fernández, LLP, San Juan, Puerto Rico, has continuously provided legal and notarial services to the Company since 1997 in the areas of mortgage lending, mortgage foreclosures and debt recovery, general legal advice, and commercial and labor litigation. The brother of José Rafael Fernández, our President and CEO, is a partner at that firm. The Company engaged Delgado & Fernández before Mr. Fernández became our President and CEO and a member of our Board of Directors. During 2010, the Company paid them a total of $638,111 for legal services rendered to us.
          In January 2008, the Company engaged the legal services of Carlos O. Souffront LLC, Dorado, Puerto Rico. Pursuant to this engagement, Carlos O. Souffront, Esq., serves as our General Counsel. As consideration for services provided in 2010, the Company paid $604,062 to that firm and awarded 1,100 restricted stock units and 10,100 qualified stock options to Mr. Souffront. He is also the Secretary of our Board of Directors and a former capital member of McConnell Valdés LLC, San Juan, Puerto Rico, which has continuously provided legal services to the Company for over 22 years.
          The engagements of Delgado & Fernández, LLP and Carlos O. Souffront LLC were approved by our Board of Directors.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our equity securities to timely file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. We are required to identify any such director, executive officer or greater than 10% stockholder who failed to timely file any such report. Based solely on the review of copies of such reports and other information furnished to the Company by such individuals, we believe that during and with respect to 2010 such persons timely filed all required reports, except as follows:
1)	L. Raúl Salvá, Julian Inclán, Rafael Machargo Chardón, Josen Rossi, Maricarmen Aponte, Francisco Arriví, Pablo I. Altieri, Nelson García, Pedro Morazzani and José Gil de Lamadrid each did not report one transaction on a timely basis and filed a late Form 4.

2)	Rafael Cruz filed a late Form 3.

3)	Norberto González, José G. Díaz, Julio Micheo, Cesar Ortiz, Mari Evelyn Rodriguez, and Carlos Souffront each did not report two transactions on a timely basis and filed a late Form 4.

4)	Ganesh Kumar and Juan C. Aguayo each did not report three transactions on a timely basis and filed two late Forms 4.

5)	José R. Fernández did not report four transactions on a timely basis and filed two late Forms 4.
SHAREHOLDER PROPOSALS
          Under our bylaws, no business may be brought before an annual meeting of shareholders unless it is specified in the notice of the meeting or any supplement thereto given by or at the direction of our Board of Directors, or otherwise properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given written notice to the Secretary of our Board of Directors not later than 120 days prior to the anniversary date of the mailing of our proxy materials in connection with the immediately preceding annual meeting of shareholders. The notice must set forth as to each matter that the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the meeting, (ii) the name and address of the shareholder, as it appears on our books, (iii) the class and number of our shares beneficially owned by the shareholder, and (iv) any material interest of the shareholder in such business.
          The requirements set forth in the preceding paragraph are separate from and in addition to the SEC requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy statement.
          Shareholder proposals intended to be presented at the 2012 annual meeting of shareholders must be set forth in writing and received by the Secretary of our Board of Directors, Oriental Financial Group Inc., P.O. Box 195115, San Juan, Puerto Rico 00919-5115, no later than the close of business on November 10, 2011.
ANNUAL REPORTS
          This proxy statement is accompanied by our 2010 annual report on Form 10-K, which is our annual report to shareholders for the fiscal year. The annual report is not part of the proxy solicitation materials.
          Upon receipt of a written request, we will furnish to any shareholder, without charge, a copy of our 2010 annual report on Form 10-K, including the financial statements and schedules, and a list of the exhibits thereto required to be filed with the SEC under the Exchange Act. Such written request should be directed to Oriental Financial Group Inc., Investor Relations c/o Anreder & Company, 10 E. 40th Street, Suite 1308, New York, NY 10016; Telephone: (212) 532-3232 or (800) 421-1003; Facsimile: (212) 679-7999; E-mail: ofg@anreder.com.

BY ORDER OF THE BOARD OF DIRECTORS

José J. Gil de Lamadrid
Chairman

March 10, 2011
San Juan, Puerto Rico

ORIENTAL FINANCIAL GROUP INC.
C/O AMERICAN STOCK TRANSFER & TRUST CO.
6201 15TH AVENUE
BROOKLYN, NY 11219
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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE / 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M31420-P09835	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ORIENTAL FINANCIAL GROUP INC. Vote On Directors The Board of Directors recommends that you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

	☐	☐	☐
1.	To elect one director to serve until the 2013 annual meeting of shareholders and until his successor is duly elected and qualified:

01)	Josen Rossi

And to elect three directors to serve until the 2014 annual meeting of shareholders and until their successors are duly elected and qualified:
02)	Juan C. Aguayo
03)	Pablo I. Altieri
04)	Francisco Arriví

Vote on Proposals The Board of Directors recommends that you vote FOR the following:			For	Against	Abstain
2.	To approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as set forth in the accompanying Proxy Statement.		☐	☐	☐

The Board of Directors recommends that you vote for 3 Years on the following proposal:		3 Years	2 Years	1 Year	Abstain
3.	To vote, on an advisory basis, on the frequency with which future advisory votes on the compensation of the Company’s Named Executive Officers will be conducted.	☐	☐	☐	☐

			For	Against	Abstain
The Board of Directors recommends that you vote FOR the following:
4.	To ratify the selection of the Company’s independent registered public accounting firm for 2011.		☐	☐	☐

To cumulate votes as to a particular nominee as explained in the Proxy Statement, check box to the right then indicate the name(s) and the number of votes to be given to such nominee(s) on the reverse side of this card. Please do not check box unless you want to exercise cumulative voting.
☐

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY USING THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) on this proxy. When signing as an attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

M31421-P09835
ORIENTAL FINANCIAL GROUP INC.
REVOCABLE PROXY
This proxy is solicited on behalf of the Board of Directors of Oriental Financial Group Inc. for use only at the annual meeting of shareholders to be held on April 27, 2011, and at any adjournment or postponement of that meeting. This proxy may be revoked by the undersigned at any time before it is exercised.
The undersigned, being a shareholder of Oriental Financial Group Inc. (the “Company”), hereby authorizes the Board of Directors of the Company or any successors in their respective positions, as proxies with full powers of substitution, to represent the undersigned at the annual meeting of shareholders of the Company to be held at the Oriental Center, Professional Offices Park, 997 San Roberto Street, 8th Floor, San Juan, Puerto Rico, on Wednesday, April 27, 2011, at 10:00 a.m. EST, and at any adjournment or postponement of that meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, as indicated on the reverse side.
In their discretion, the proxies are authorized to vote this proxy with respect to (i) the approval of the minutes of the last meeting of shareholders; (ii) the election of any person as director if any nominee is unable to serve or, for good cause, will not serve; (iii) matters incident to the conduct of the annual meeting; and (iv) such other matters as may properly come before the annual meeting. Except with respect to procedural matters incident to the conduct of the annual meeting, management at present knows of no other business to be brought before the meeting other than those matters described in the accompanying proxy statement.
Shares of common stock of the Company will be voted as specified in this proxy. In the absence of any express indication that the shares to be voted should be cumulated in a particular fashion, the votes represented by executed proxies will be distributed equally among the four nominees or in such other fashion as will most likely ensure the election of the nominees. If no specification is made on the reverse side, shares will be voted “FOR” Proposal 1: Election of Directors; “FOR” Proposal 2: Advisory Vote on Executive Compensation; for “3 YEARS” in Proposal 3: Advisory Vote on the Frequency of the Vote on Executive Compensation; and “FOR” Proposal 4: Ratification of Selection of Independent Registered Public Accounting Firm. This proxy cannot be voted for any person who is not a nominee of the Company’s Board of Directors.